Exhibit 10.38

ANTURIE BETEILIGUNGSVERWALTUNGS GmbH

KAZAKHMYS POWER B.V.

KAZAKHMYS PLC

AGREEMENT

for the sale and purchase of 100% of the issued share

capital of AES Kazakhstan Holdings BV, AES

Ekibastuz Holdings BV and Emerging Energy

Investments & Holdings BV

5 February 2008

AGREEMENT

dated 5 February 2008

PARTIES:

1.                                       ANTURIE BETEILIGUNGSVERWALTUNGS GmbH of 1010 Vienna, Dr Karl Lueger-Ring 12, Austria (the Seller);

2.                                       KAZAKHMYS POWER B.V. of Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands (the Purchaser); and

3.                                       KAZAKHMYS PLC of 6th and 7th Floor, Cardinal Place, 100 Victoria Street, London SW1E 5JL (the Parent Company)

(together the parties).

The Parent Company enters into this Agreement solely in its capacity of a guarantor under clause 25 of this Agreement and by execution of this Agreement shall not have or be deemed to have any obligations or liabilities under this Agreement other than expressly stipulated in clause 25 of this Agreement.

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 10.

WHEREAS:

(A)          The Purchaser has agreed to purchase all the issued share capital of AES Kazakhstan Holdings BV, AES Ekibastuz Holdings BV and Emerging Energy Investments & Holdings BV, which together hold (indirectly or directly) certain interests of The AES Corporation (AES) in the Target Companies (as defined below and as listed in Schedule 1 of this Agreement) including AES Ekibastuz LLP, the operator of the AES Ekibastuz power plant in Kazakhstan and Maikuben West LLP, the owner of the Maikuben West coal mine in Kazakhstan, from the Seller, which is an indirectly owned subsidiary of AES, for the consideration and upon the terms and subject to the conditions set out in this Agreement.

(B)           The parties have agreed a total consideration in respect of the Shares being sold of up to $1,525,000,000. Such total consideration is subject to (i) certain post-closing financial adjustments in respect of cash and external debt and certain other line items as is described further below in Schedule 9; (ii) such performance discounts as may be applicable in respect of the Earnout Consideration of up to $320,000,000, as further set out in Schedule 7 and (iii) otherwise as provided herein or in the Management Agreement.

IT IS AGREED:

1.      SALE AND PURCHASE

1.1           The Seller shall sell, with full title guarantee, and the Purchaser shall purchase, the Shares on the terms set out in this Agreement.

1.2           The Shares shall be sold free of all Encumbrances with all rights attaching to them at Closing including the right to receive all distributions and dividends declared, paid or made in respect of the Shares after Closing.

1.3           The Seller covenants with the Purchaser that it has the right to sell and transfer to the Purchaser the full legal and beneficial interest in the Shares on the terms set out in this Agreement.

2.      PRICE

2.1           The initial price for the Shares (the Initial Price) shall be the amount which results from taking $1,150,000,000 (one billion one hundred fifty million US dollars) and:

(a)                                  subtracting the amount of the External Debt of the Group Companies as shown in the 30 September 2007 Accounts as set out in Part C of Exhibit 2;

(b)                                 adding the amount of Cash of the Group Companies as shown in the 30 September 2007 Accounts as set out in Part B of Exhibit 2;

(c)                                  subtracting the amount of the difference between the External Debt as at the Closing Date as agreed between the Seller and the Purchaser (the Estimated External Debt) and the External Debt as shown in the 30 September 2007 Accounts if the former is more than the latter (or adding the amount of such difference if the former is less than the latter); and

(d)                                 adding the amount of the difference between the Cash as at the Closing Date as agreed between the Seller and the Purchaser (the Estimated Cash) and the Cash as shown in the 30 September 2007 Accounts if the former is more than the latter (or subtracting the amount of such difference if the former is less than the latter).

The Seller shall provide the Purchaser with its calculation in good faith of the amounts of the Estimated External Debt, the Estimated Cash and the amounts to be paid under Schedule 8 (together with supporting documentation, such documentation to include the most recent (prior to Closing) monthly management accounts of the relevant Group Companies) no later than 7 Business Days prior to Closing. The Calculation of the Initial Price shall be in the form set out in Exhibit 4. The Seller and the Purchaser shall seek to agree the Calculation of the Initial Price in good faith prior to Closing. However, if no such agreement has been reached by no later than 3 Business Days prior to the Closing Date, the amounts shown in the most recent (prior to Closing) monthly management accounts of the relevant Group Companies shall be used to determine the Estimated External Debt and the Estimated Cash for the purposes of clause 2.1(c) and (d) and the amounts to be paid under Schedule 8.

2.2           At Closing, the Purchaser shall pay to the Seller the Initial Price as calculated in accordance with Clause 2.1 above, subject to Clause 2.3 below.

2.3           At Closing the Parties shall make the payments contemplated by paragraph 2 of Schedule 8 in relation to net Inter-Company Debt. Any payment made by the Purchaser to the Seller pursuant to paragraph 2 of Schedule 8 will reduce the Initial Price payable at Closing on a dollar-for-dollar basis (and any payment made by the Seller to the Purchaser pursuant to paragraph 2 of Schedule 8 will increase the Initial Price payable at Closing on a dollar-for-dollar basis).

2.4           The Final Price shall be calculated after Closing on the basis set out in Schedule 9.  Any payments required to be made under the Financial Adjustments shall be treated as adjusting the Initial Price, thus resulting after such adjustment in the Final Price.

2.5           Notwithstanding anything to the contrary in this Agreement, no payments shall be made under the Financial Adjustments in the event that such payments would not exceed in aggregate the sum of $2,000,000 (provided that, if such payments would exceed $2,000,000, the whole amount of such payments shall be made and not merely the excess).

2.6           The Purchaser shall pay to the Seller, by way of fixed deferred consideration (the Fixed Deferred Consideration), the amount of US$30 million to be paid as follows:-

(a)                                  US$2.5 million on the Closing Date;

(b)                                 US$2.5 million on the later of 1 April 2008 and the Closing Date (in addition to the amount payable under sub-clause (a));

(c)                                  US$2.5 million on each of 1 July 2008 and 1 October 2008;

(d)                                 US$2.5 million on each of 1 January, 1 April, 1 July and 1 October 2009; and

(e)                                  US$2.5 million on each of 1 January, 1 April, 1 July and 1 October 2010,

subject in each case to any provision of the Management Agreement.

2.7           The provisions of Schedule 7 shall apply in respect of the Earnout Consideration (which the Purchaser shall be obliged to pay in accordance with the provisions of Schedule 7) and the Total Consideration for the Shares shall consist of the aggregate of the Final Price, the Fixed Deferred Consideration and the total amount of Earnout Consideration paid by the Purchaser to the Seller.

2.8           The Total Consideration shall, to the extent applicable, be adopted for all tax reporting purposes. The allocation of the Total Consideration in relation to the Ekibastuz power plant and the Maikuben mine is attached at Schedule 10.

3.      CONDITIONS TO CLOSING

3.1           Closing shall be conditional on each of the following Conditions having been satisfied:

(a)                                  all statutory, regulatory and other consents, licences or authorisations of any Governmental Entity in Kazakhstan required in connection with the Proposed Transactions (including the execution and implementation of the Management Agreement) and the Reorganisation (other than in relation to the step contemplated at point (i) on page 7 of Exhibit 5) having been obtained (subject to no condition or subject only to any such conditions that shall be reasonably acceptable to both parties), including without limitation:

(i)             waivers by the Republic of Kazakhstan of any pre-emptive rights it may have in relation to the transfer of any direct or indirect interest in Maikuben West LLP and AES Ekibastuz LLP (or a letter or letters from the authorised body indicating that no pre-emptive right under Kazakh law is applicable to such transfers);

(ii)          approvals of the Competition Protection Agency of the Republic of Kazakhstan;

(iii)       such consents of the government of Kazakhstan as are required in respect of the transfer of any direct or indirect interest in AES Ekibastuz LLP; and

(iv)      such natural monopoly approvals as are required;

(b)                                 completion in full of the Reorganisation in accordance with Exhibit 5 (other than, to the extent the relevant approval has not been obtained, the step contemplated at point (i) on page 7 of Exhibit 5); and

(c)                                  the Management Agreement having been entered into and being in full force and effect (subject to Closing occurring under this Agreement).

3.2           The Purchaser shall, at its own cost and subject to the due performance by the Seller of its obligations under clause 3.3 below, use its best endeavours to ensure that the Condition in clause 3.1(a) is fulfilled as soon as reasonably practicable after the date of this Agreement.  The Purchaser shall have primary responsibility for the process of obtaining all consents, approvals or actions of any Governmental Entity in Kazakhstan which are required in order to satisfy that Condition and confirms that it is taking all steps necessary for that purpose (including making appropriate submissions, notifications and filings, in consultation with the Seller and on its behalf).  The Purchaser shall for this purpose:

(a)                                  promptly notify the Seller (and provide copies or, in the case of non-written communications, details) of any communications with any such Governmental Entity relating to any such consent, approval or action;

(b)                                 regularly review with the Seller the progress of any notifications or filings with a view to obtaining clearance from any Governmental Entity at the earliest reasonable opportunity; and

(c)                                  provide the Seller with draft submissions, notifications and filings in English or Russian at least three Business Days prior to their submission and consider in good faith any reasonable modifications proposed by the Seller.

3.3           The Seller shall:

(a)                                  promptly provide the Purchaser with any necessary information and documents reasonably required for the purpose of making any submissions, notifications and filings to any Governmental Entity in Kazakhstan, as well as such necessary assistance as the Purchaser may reasonably require (subject to the allocation of primary responsibility set out in clause 3.2 above); and

(b)                                 promptly notify the Purchaser (and provide copies or, in the case of non-written communications, details) of any communication received from any such Governmental Entity relating to any such consent, approval or action and shall not take any action in relation to any Governmental Entity in Kazakhstan without prior consultation with the Purchaser (to the extent practicable and lawfully permissible and save as is reasonably required to protect the Seller’s interests).

3.4           Subject to the due performance by the Purchaser of its obligations under clauses 3.2 above and 6.1 below and to all consents or approvals contemplated by such clauses having been obtained, the Seller shall, at its own cost, use its best endeavours to ensure that the Condition in clause 3.1(b) is fulfilled as soon as reasonably practicable after such consents and approvals have been obtained.

3.5           The Conditions may only be waived by the written agreement of the Seller and the Purchaser.

3.6           The Seller and the Purchaser shall each notify the other promptly upon becoming aware that any Condition has been fulfilled.  The first Business Day in London on or by which all the Conditions have been fulfilled (or waived in accordance with clause 3.5) is the Unconditional Date.

3.7           If:

(a)                                  Closing has not occurred on or before 11 April 2008; or

(b)                                 any Governmental Entity has rejected, such decision being in full legal force and subject to no further right of appeal, any application for the granting of any statutory, regulatory or other consent, licence or authorisation set out in clause 3.1(a) above or has made, such decision being in full legal force and subject to no further right of appeal, such grant subject to conditions that the Purchaser or the Seller in its reasonably held view considers unacceptable, then this Agreement (other than the Surviving Provisions) shall automatically terminate unless the parties agree otherwise in writing.  In such event, neither party (nor any of its Affiliates) shall have any claim under this Agreement of any nature whatsoever against the other party (or any of its Affiliates) except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.

3.8           The Purchaser acknowledges that AES Ekibastuz LLP, AES Maikuben LLP and Maikuben West LLP are entering into the Management Agreement in the context of the Proposed Transactions as a whole and waives for itself and on their behalf with effect from Closing any right to challenge the entry into the Management Agreement by such persons, whether on the basis of alleged non-independence, coercion or otherwise.

4.      CLOSING

4.1           Closing shall take place at the Amsterdam offices of the Seller’s lawyers on the tenth Business Day after the Unconditional Date (or at such other place, at such other time and/or on such other date as the Seller and the Purchaser may agree in writing) (the Closing Date).

4.2           Until Closing the provisions of Part A of Schedule 4 shall apply.

4.3           At Closing each of the Seller and the Purchaser shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or any of its Affiliates in Schedule 4.

4.4           If for any reason the Unconditional Date has occurred and the provisions of Part B of Schedule 4 are not fully observed and performed as contemplated by this Agreement, the Purchaser may elect (in addition and without prejudice to all other rights or remedies available to it) not to complete the purchase of the Shares or to fix a new time and date for Closing by, in either case, giving notice to the Seller.  In particular, the Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this Agreement. If for any reason the

Unconditional Date has occurred and the provisions of Part C of Schedule 4 are not fully observed and performed as contemplated by this Agreement, the Seller may elect (in addition and without prejudice to all other rights and remedies available to it) not to complete the sale of the Shares or to fix a new time and date for Closing by, in either case, giving notice to the Purchaser.  In particular, the Seller shall not be obliged to complete the sale of any of the Shares unless the sale of all the Shares is completed simultaneously in accordance with this Agreement.

4.5           If the Purchaser elects or the Seller elects (the party or parties making such election being the Non-Defaulting Party for the purposes of this subclause) not to complete the purchase or sale of the Shares under the preceding subclause:

(a)                                  except for the Surviving Provisions, all the provisions of this Agreement shall lapse and cease to have effect, provided that neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of either party in respect of damages for non-performance of any obligation under this Agreement falling due for performance prior to such lapse and cessation; and

(b)                                 the other party shall indemnify the Non-Defaulting Party against all reasonable costs, charges and expenses incurred by it after 20 December 2007 in connection with the negotiation, preparation and entering into of the Transaction Documents and in discharging its obligations under any of them.

5.      INDEMNITY IN RESPECT OF CONSENTS

5.1           The Purchaser shall indemnify the Seller against any and all Costs suffered or incurred by the Seller and each of its Affiliates to the extent that Closing occurs and any such Costs subsequently arise or result in Kazakhstan as a result of any of the statutory, regulatory and other consents, licences or authorisations of any Governmental Entity contemplated by the Condition in clause 3.1(a) as well as by clause 6.1(a) below not having been obtained (or, if obtained, being in any way insufficient or defective) (other than in respect of any such Costs which relate to consents, licences or authorisations required solely in connection with the step contemplated at point (i) on page 7 of Exhibit 5).

5.2           The provisions of clause 5.1 above shall not apply to the extent that such Costs arise as a direct result of any incorrect or otherwise defective written information or documents provided by or on behalf of the Seller to the Purchaser for the purpose of obtaining such consents, licences or authorisations (for the avoidance of doubt, such information shall include the description of the Reorganisation contained in Exhibit 5).

6.      SELLER GROUP REORGANISATION

6.1           The Purchaser acknowledges and agrees that the Seller is restructuring its holding of the Group Companies and certain other entities within the Seller Group pursuant to the Reorganisation and that:

(a)                                  the Purchaser shall use its best endeavours, subject to the due performance by the Seller of its obligations under clause clause 6.2 below,  to obtain all statutory, regulatory and other consents, licences or authorisations of any Governmental Entity in Kazakhstan required in connection with the Reorganisation (including making appropriate submissions, notifications and filings) and whether or not such consents, licences or authorisations, submissions, notifications and filings are the responsibility of anyone other than the Purchaser including the Seller or any of its Affiliates, other than in respect of any consents, licences and authorisations required in connection with the step contemplated by point (i) on page 7 of Exhibit 5, in relation to which the Purchaser shall use its reasonable endeavours to achieve the same;

(b)                                 the Purchaser shall, to the extent possible, make a composite application in respect of all steps contemplated by the Reorganisation (including the step contemplated at point (i) on page 7 of Exhibit 5);

(c)                                  the Purchaser shall not, subject to the due performance by the Seller of its obligations under clause 6.2 below, object to or otherwise interfere with or delay the Reorganisation; and

(d)                                 the Purchaser shall take all actions reasonably required by the Seller in connection with the Reorganisation.

6.2           The Seller shall:

(a)                                  provide the Purchaser with any necessary information, documents and assistance reasonably required for the purpose of making any submissions, notifications and filings to any Governmental Entity required in connection with the Reorganisation;

(b)                                 provide the Purchaser with draft documents relating to implementation of any action under the Reorganisation to be undertaken by a Group Company (as well as any draft documents intended to transfer the Shares or assign the Inter-Company Debt) at least three Business Days prior to taking such action and consider in good faith any reasonable modifications proposed by the Purchaser which are required to ensure compliance of such an action with Exhibit 5 and/or consistency with any relevant  consent, licence or authorisation or any application to obtain the same filed in accordance with this Agreement provided that the Purchaser has fulfilled its obligation under clause 3.2(c) in relation to that application; and

(c)                                  regularly review with the Purchaser the progress of the Reorganisation with a view to completing the Reorganisation in accordance with Exhibit 5 as soon as reasonably practicable after all necessary consents, licences or authorisations of a Governmental Entity contemplated under clause 6.1(a) above have been obtained.

6.3           The Seller shall indemnify the Purchaser in respect of any and all amounts of taxation (other than taxation arising in Kazakhstan) incurred by any Group Company or the Purchaser as a direct result of the Reorganisation to the extent that such amounts would not have otherwise been incurred by them.

7.      SELLER WARRANTIES

7.1           The Seller warrants to the Purchaser as at the date of this Agreement in the terms of the Seller Warranties set out in clause 7.2 below. The Seller Warranties are given subject to the limitations set out in Schedule 2.

7.2           The Seller warrants to the Purchaser in the terms of the Seller Warranties set out in this clause 7.2:

(a)                                  the Seller has obtained all corporate authorisations (including, for the avoidance of doubt, all necessary board and shareholder approvals) and all other governmental, statutory, regulatory or other consents, licences or authorisations (except for any and all governmental, statutory, or regulatory consents, licences or authorisations under Kazakh law and regulation) required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement;

(b)                                 entry into and performance by the Seller and AES London Holdings BV of this Agreement and/or any Transaction Document to which it is a party will not (i) breach any provision of its constitutional documents or (ii) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority in its jurisdiction of incorporation, where (in either case) the breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party;

(c)                                  each of the Seller, AES London Holdings BV and each Group Company is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation. Each Group Company has full power under its constitutional documents to conduct its business as at the date of this Agreement and each of the Non-Kazakh Group Companies has full power under the relevant laws and regulations (other than the laws and regulations of Kazakhstan) to conduct its business as conducted at the date of this Agreement;

(d)                                 subject to any required statutory, regulatory or other consents, licences or authorisations of any Governmental Entity which are described in clause 3.1(a) and clause 6.1(a) having been obtained, the Seller is or will at Closing be entitled to transfer the Shares;

(e)                                  the Shares constitute the whole of the issued and allotted share capital of the Companies, all the Shares are free of any Encumbrances, fully paid or properly credited as fully paid and the Seller is or will at Closing be the sole legal and beneficial owner of the Shares;

(f)                                    so far as the Seller is aware, in the 12 months prior to the date of this Agreement, each Target Company has conducted its business (if any) and corporate affairs in all material respects in accordance with its constitutional documents;

(g)                                 the Seller or another Group Company is or will at Closing be the direct or indirect legal and beneficial owner (solely or together with another Group Company) of the whole of the issued and allotted share or charter capital of each Group Company, such shares and charter capital being free from any Encumbrance (other than the pledge in respect of the shares in Maikuben West LLP in favour of Bank Turan Alem), and fully paid or properly credited as fully paid (other than the charter capital of Argamak 2007 LLP, Maikuben Mine LLP, Maikuben Electric LLP and Maikuben Coal LLP which is unpaid);

(h)                                 so far as the Seller is aware, no person is entitled or has claimed to be entitled to require any Group Company to issue any share or loan capital either now or at any future date whether contingently or not;

(i)                                     no member of the Seller Group or any Group Company has received any written notice that an order has been made, petition presented or meeting convened for the winding up of the Seller or any Group Company or for the appointment of any provisional liquidator;

(j)                                     no member of the Seller Group or any Group Company has received any written notice concerning the appointment of a receiver (including any administrative receiver or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) in respect of the whole or any material part of the property, assets and/or undertaking of the Group Companies;

(k)                                  neither the Seller nor any Group Company has made any voluntary arrangement with any of its creditors in the 2 years prior to the date of this Agreement;

(l)                                     the Available Capacity of the GRES-1 power plan operated by AES Ekibastuz LLP will be demonstrated, prior to Closing, as being not less than 2250MW as demonstrated by the procedures set forth in Schedule 11;

(m)                               so far as the Seller is aware, the 30 September 2007 Accounts were properly prepared in all material respects in accordance with the accounting policies and procedures of AES as at 30 September 2007. Such policies and procedures were consistent with US GAAP applied for the purposes of producing consolidated financial statements for AES and its subsidiaries at such date;

(n)                                 so far as the Seller is aware, no Group Company has at any time in the last five (5) years deliberately engaged in tax evasion in any material respect, in circumstances where it knew that such evasion was unlawful (based upon its honestly held interpretation of applicable tax law at such time);

(o)                                 no Group Company has any outstanding liability to make any payment in respect of a tax liability imposed by a Governmental Entity in the Netherlands, Ireland, United Kingdom or Cyprus;

(p)                                 no Group Company has or shall become liable to make any payment in respect of a tax liability imposed by a Governmental Entity in the Netherlands which is properly attributable to another member of the Seller Group, as a result of being treated as part of a fiscal unity with that other member for Dutch tax purposes;

(q)                                 no Group Company has or shall have in the future any taxation liability  in relation to the transfer prior to the Closing Date of the tax residency of AES Suntree Power Limited from Ireland to the UK;

(r)                                    none of the Non-Kazakh Group Companies has any material outstanding or potential liabilities or obligations and AES Kazelectro NV, Electric Power Holdings VOF, AES Suntree Power Limited and Kilcormac Trading Limited are dormant companies;

(s)                                  since 30 September 2007 each of the Target Companies has been operated in the ordinary course in all material respects (to the extent permitted by applicable law and save in respect of the voluntary tariff freeze agreed between the parties) and no dividend or other distribution of profits or assets has been or agreed to be declared, made or paid by any Group Company (other than to another Group Company);

(t)                                    so far as the Seller is aware, there are no current or pending regulatory proceedings or claims in which a Group Company is involved in respect of the termination of the lease of the ORU sub-station to ORU Ekibastuz LLP;

(u)                                 so far as the Seller is aware, no document to which a Group Company is a party that is material in the context of the consolidated position of the Group Companies taken as a whole has been deliberately and intentionally omitted from the Data Room with a view to concealing information (not otherwise known or available to the Purchaser or any other member of the Purchaser Group) from the Purchaser which if known would have a significant and adverse impact on the value of the Group Companies (taken as a whole); and

(v)                                 the Seller has provided the Purchaser with all of the relevant and material information of which the Seller is aware as at the date of this Agreement in relation to:

(i)                             all current litigation, arbitration or administrative proceedings which (if successful) are likely to result in a cost, benefit or value to the Kazakh Business of $2,000,000 or more in which the Group Companies are involved as parties and all such proceedings which have been threatened in writing by or against a Group Company;

(ii)                          all licences of Intellectual Property Rights granted to, and by any Group Company and which are material to the Kazakh Business;

(iii)                       all the land, property and equipment owned, leased, controlled, occupied or used by any Group Company or in relation to which any Group Company has any right, interest or liability;

(iv)                      all current claims or proceedings which (if successful) are likely to result in a cost, benefit or value to the Kazakh Business of $2,000,000 or more pending against any Group Company with respect to any breach of or liability under Environmental Laws relating to the Kazakh Business and all written statutory complaints or statutory notices received by a Group Company alleging or specifying any such breach;

(v)                         all termination, retirement, superannuation, provident, death or disability schemes for directors or Employees provided by the Group Companies and the Kazakh Business; and

(vi)                      all constitutional documents of each Group Company;

which, in the Seller’s opinion, are material to the Kazakh Business, and to the Seller’s knowledge, such information is accurate in all material respects.

7.3           In the event of a breach of the warranty contained in clause 7.2(1) above, the Purchaser shall only be entitled to compensation, damages or any other form of relief or remedy if it gives the Seller written notice of an alleged breach and any actual breach is not remedied or found to be unfounded within 30 days after the date on which such notice is served on the Seller (which notice must be served within 60 days of the Closing Date). If the breach is not remedied or found to be unfounded within such 30-day period, the Seller shall be required to increase the Available Capacity of the Business to not less than 2250MW within 180 days from the expiry of such 30-day period at its own cost (subject to the limit on the Seller’s aggregate liability under this Agreement contained in paragraph paragraph 3 of Schedule 2). If the Seller fails to comply with this obligation, it shall indemnify the Purchaser in full for all costs incurred by the Purchaser and the Group Companies as a result of such breach and once paid, no adjustment shall be made to the EBITDA for the purposes of calculating the Earnout Consideration in respect of any such Costs incurred by any Group Company. Except as expressly provided, no other remedy shall be available to the Purchaser in respect of the warranty contained in clause 7.2(1) above.

8.      PURCHASER WARRANTIES

The Purchaser warrants to the Seller as at the date of this Agreement in the terms of the Purchaser Warranties set out in Schedule 3.

9.      CONDUCT OF PURCHASER CLAIMS

9.1           If the Purchaser becomes aware after the Closing Date of any claim or potential claim by a third party (a Third Party Claim), or of any other matter or circumstance which might result in a Claim being made, the Purchaser shall:

(a)                                  promptly (and in any event within 20 Business Days of it becoming aware of it) give notice of the Third Party Claim or other such matter or circumstance to the Seller;

(b)                                 provide (and shall ensure that the members of the Purchaser Group provide) all reasonable information, facilities and assistance that the Seller may reasonably require to investigate the Third Party Claim;

(c)                                  not (and ensure that each member of the Purchaser Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the Seller (which shall not be unreasonably withheld or delayed);

(d)                                 (subject to the Purchaser or the relevant member of the Purchaser Group being indemnified by the Seller against all damages incurred as a result of, and reasonable out of pocket costs and expenses incurred in respect of, the things set out in paragraphs (i) to (iii) in relation to that Third Party Claim) ensure that it and each member of the Purchaser Group shall:

(i)                     take such action as the Seller may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim;

(ii)                  allow the Seller (if it elects to do so) to take over the conduct of all proceedings and/or negotiations arising in connection with the Third Party Claim; and

(iii)               provide such information and assistance as the Seller may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim.

9.2           If the Seller takes over the conduct of the Third Party Claim in accordance with clause 9.1(d)(ii):

(a)                                  the Seller shall consult with the Purchaser on any matter which is or is likely to be material in relation to that Third Party Claim and shall consider in good faith any reasonable requirements of the Purchaser;

(b)                                 the Seller shall keep the Purchaser promptly informed of the progress of that Third Party Claim and, without prejudice to the generality of the foregoing, shall inform the Purchaser in advance of any hearings in any proceedings in connection with that Third Party Claim;

(c)                                  the Seller shall provide the Purchaser with copies of all relevant documents, including all written communications, correspondence and notes or other written records of telephone conversations or meetings, which relate to that Third Party Claim; and

d)                                     the Seller shall provide the Purchaser with draft submissions, notifications and filings in English and Russian at least three Business Days prior to their submission and consider in good faith any reasonable modifications proposed by the Purchaser.

9.3           Nothing in subclause 9.1 shall:

(a)                                  (subject to clause 9.1(c) above) require the Purchaser or any member of the Purchaser Group to do anything or omit to do anything where such action or omission would, in the reasonable opinion of the Purchaser, be prejudicial in any material respect to the relationship of the Purchaser or of any member of the Purchaser Group with any Governmental Entity in Kazakhstan; or

(b)                                 entitle the Seller to make, or to request the Purchaser that it shall, or to procure that a member of the Purchaser Group shall, make any admission of liability, agreement or compromise in relation to that Third Party Claim without the prior written approval of the Purchaser (which shall not be unreasonably withheld or delayed) unless such admission, agreement or compromise provides for settlement or relief solely in the form of monetary payment.

9.4           If the Seller takes over the conduct of the Third Party Claim in accordance with subclause 9.1(d)(ii), the Purchaser may give notice to the Seller that the Purchaser or the relevant member of the Purchaser Group is taking over the conduct of all proceedings and/or negotiations arising in connection with the Third Party Claim if in the Purchaser’s reasonable opinion the conduct of the dispute, defence, compromise or appeal of the Third Party Claim by the Seller has prejudiced or is likely to prejudice in any material respect the relationship of the Purchaser or of any member of the Purchaser Group with any Governmental Entity in Kazakhstan. If the Purchaser takes over conduct in such manner, then (i) for the avoidance of doubt, the provisions set out in clause 9.1(c) shall continue to apply and (ii) the Purchaser shall conduct the defence of the Third Party Claim diligently and without undue delay.

9.5           The Seller shall not be liable under any Claim to the extent its liability has increased (or has not been reduced) as a result of the operation of the provisions of subclause 9.3(a) or 9.4. The provisions of paragraph 10 and 11 of Schedule 2 shall not be affected by the provisions of subclause 9.3(a) or 9.4.

9.6           If the exercise by the Purchaser of its rights under clause 9.3(a) or 9.4 would, in the reasonable opinion of the Seller, be prejudicial in any material respect to the commercial interests of the Seller or any member of the Seller Group, the Purchaser may only exercise such rights to the extent that it delivers to the Seller an opinion (setting out the facts on which such opinion is based) by an English Queen’s Counsel of more than 10 years call addressed to the Purchaser and the Seller, to the effect that the course of action which the Purchaser proposes to undertake is reasonable in all the circumstances. The Purchaser may only exercise its rights under clause 9.3(a) and 9.4 in a manner consistent with the course of action described in any opinion which it has so procured.

10.    CHANGES OF NAME

10.1         The Purchaser shall procure that:

(a)                                  as soon as reasonably practicable after the Closing Date and in any event within ninety (90) days afterwards, the name of any Group Company which consists of or incorporates the word “AES” is changed to a name which does not include that word or any word which, in the reasonable opinion of the Seller, is substantially or confusingly similar;

(b)                                 as soon as reasonably practicable after the Closing Date and in any event within ninety (90) days afterwards, the Group Companies shall cease to use or display any trade or service name or mark, business name, logo or domain name used or held by any member of the Seller Group or any mark, name or logo which, in the reasonable opinion of the Seller, is substantially or confusingly similar to any of them.

10.2         The Seller shall, at the cost of the Purchaser, provide the Purchaser with such necessary information, documents or assistance as is reasonably required and requested for the purposes of this clause 10.

11.    INTRA-GROUP SERVICES

The Seller confirms and the Purchaser acknowledges that all services currently provided by a member of the Seller Group to a Group Company (including any group insurance coverage, the provision of guarantees, audit and tax services and others currently provided) shall cease to be so provided with effect from the Closing Date (save where the Seller uses its powers of sub-contracting under the Management Agreement to continue the provision of such services) and that the Purchaser shall (subject to the express terms of the Management Agreement) be responsible for the provision of such services from the Closing Date.

12.    NO RIGHTS OF RESCISSION OR TERMINATION

Subject to clause 3.7 of this Agreement, the Purchaser shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Closing).  This shall not exclude any liability for (or remedy in respect of) any fraud or fraudulent misrepresentation of a director, officer or senior manager of any member of the Seller Group or any fraud, or fraudulent misrepresentation by the Seller in connection with the disclosure of written documents or written information to the Purchaser and its Representatives at any time prior to the execution of this Agreement.

13.    PAYMENTS

13.1         Any payment to be made pursuant to this Agreement by the Purchaser (or any member of the Purchaser Group) shall be made to the Seller’s Bank Account.

13.2         Any payment to be made pursuant to this Agreement by the Seller shall be made to the Purchaser’s Bank Account.

13.3         Payment under clause 13.1 and 13.2 shall be in immediately available funds by electronic transfer on the due date for payment and shall (save where expressly provided otherwise) be made in U.S. dollars.  Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

13.4         If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

13.5         Unless expressly stipulated in this Agreement otherwise, any payments of Total Consideration made pursuant to this Agreement (including any payment in respect of Earnout

Consideration) shall be made in full without set-off or counterclaim and not subject to any condition and free and clear of and without deduction or withholding for or on account of any tax, duties, charges, fees, deductions, or restrictions whatsoever.

14.    INTER-COMPANY DEBT

The provisions of Schedule 8 shall apply in respect of net Inter-Company Debt and the Parties will comply with the obligations set out therein.

15.    ANNOUNCEMENTS

15.1         From the date of this Agreement until 12 months after the Closing Date, neither the Seller nor the Purchaser (nor any of their respective Affiliates) shall make any announcement or issue any circular (including the Class 2 circular to be issued by the Parent Company) in connection with the existence or subject matter of this Agreement (or any other Transaction Document) without the prior written approval of the other (such approval not to be unreasonably withheld or delayed), except where the content of the announcement or circular has previously been included in an announcement made or circular issued in accordance with this clause 15.

15.2         The restriction in clause 15.1 shall not apply to the extent that the announcement or circular is required by law, by any stock exchange or any regulatory or supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law.  If this exception applies, the party making the announcement or issuing the circular shall use its reasonable efforts to consult with the other party in advance as to its form, content and timing.

16.    CONFIDENTIALITY

16.1         For the purposes of this clause 16:

(a)                                  Confidential Information means:

(i)             (in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its Representatives) relating to the Seller Group or, prior to Closing, any of the Group Companies; or

(ii)          (in relation to the obligations of the Seller) any information received or held by the Seller (or any of its Representatives) relating to the Purchaser Group or, following Closing, any of the Group Companies; and

(iii)       information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents;

and includes written information and information transferred or obtained orally, visually, electronically or by any other means and any and all documents prepared by the Purchaser (or its Representatives) which contain, reflect or are based upon, in whole or in part, the Confidential Information; and

(b)                                 Representatives means, in relation to a party, its respective Affiliates and the directors, officers, partners, employees, agents, advisers, accountants, bankers and financing institutions, contractors, sub-contractors and consultants of that party and/or of its respective Affiliates.

16.2         Each of the Seller and the Purchaser shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except (i) as this clause 16 permits or (ii) as the other party approves in writing.

16.3         Clause 16.2 and 16.4 shall not prevent disclosure by a party or its Representatives to the extent it can demonstrate that:

(a)                                  disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) having applicable jurisdiction (provided that the disclosing party shall first inform the other party of its intention to disclose such information and take into account the reasonable comments of the other party);

(b)                                 disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(c)                                  disclosure is of Confidential Information which has previously become publicly available other than through that party’s fault (or that of its Representatives); and

(d)                                 disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document).

16.4         The Purchaser and the Sellers shall not (and shall procure that their respective Representatives shall not) disclose to any person the fact that the Confidential Information has been made available to it or any terms, conditions or other facts with respect to the Proposed Transactions including their status.

16.5         Each of the Seller and the Purchaser undertakes that it (and its Affiliates) shall only disclose Confidential Information to its Representatives if it is reasonably required for purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information.

16.6         If this Agreement terminates, the Purchaser shall as soon as practicable on request by the Seller:

(a)                                  return to the Seller all written documents and other materials relating to the Seller or to any Group Company including any Confidential Information which the Seller (or its Representatives) have provided to the Purchaser (or its Representatives) without keeping any copies of them;

(b)                                 destroy all information or other documents derived from such Confidential Information; and

(c)                                  expunge such Confidential Information from any computer, word processor or other device,

provided that no such obligation shall apply to the extent that any Representative may be required to retain any such information or documents by any law, regulation or code of practice relating to their professional conduct.

17.    NON-SOLICITATION

Each of the Seller and the Purchaser shall not (and shall ensure that each of its Affiliates shall not) prior to the expiry of the term or, if earlier, termination of the Management Agreement:

(a)                                  solicit or cause to be solicited the employment or service of any of the employees or directors of any member of the Seller Group or any of the Group Companies (in the case of the Purchaser) or any member of the Purchaser Group (in the case of the Seller) of senior management level or above (provided that this shall not prevent the Seller or an Affiliate from offering employment to the current general directors of AES Ekibastuz LLP, AES Maikuben LLP or Maikuben West LLP during the six-month period preceding the termination of the Management Agreement, subject to (i) the Seller not procuring such employment through the offer of enhanced terms and (ii) such persons not being relocated from the Kazakh Business prior to the date one month after the termination of the Management Agreement); or

(b)                                 solicit or cause to be solicited the employment or service of any of the employees of any member of the Seller Group or any of the Group Companies (in the case of the Purchaser) or any member of the Purchaser Group (in the case of the Seller) below senior management level unless they do so pursuant to a generalised advertisement not specifically directed at such employees or at the instigation of the employee without encouragement by the respective party.

18.    ASSIGNMENT

18.1         Except as provided in this clause 18 or unless the Seller and the Purchaser specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.  Any purported assignment in contravention of this clause 18 shall be void.

18.2         The benefit of the Seller Warranties may be assigned (in whole or in part) by the Purchaser to any wholly owned and controlled subsidiary of Kazakhmys plc for the time being which is the legal and beneficial owner from time to time of any or all of the Shares as if it were the Purchaser under this Agreement provided that before any such assignee subsequently ceases to be a wholly owned subsidiary of Kazakhmys plc, the Purchaser shall ensure that it shall re-assign that benefit to the Purchaser or to another wholly owned subsidiary of Kazakhmys plc.

18.3         The benefit of the Earnout Consideration may be assigned (in whole or in part) by the Seller to any member of the Seller Group provided that before any such assignee subsequently ceases to be a member of the Seller Group, the Seller shall ensure that it shall re-assign that benefit to the Seller or to another member of the Seller Group.

18.4         If an assignment is made in accordance with this clause 18, the assignor shall promptly notify the other party and the liabilities of the members of one party’s Group to the other party’s Group under this Agreement shall be no greater than such liabilities would have been if the assignment had not occurred.

19.    FURTHER ASSURANCES

Each of the Seller and the Purchaser shall procure that its Affiliates comply with all obligations under this Agreement which are expressed to apply to any such Affiliates.

20.    COSTS

20.1         Subject to clause 20.2 and except as otherwise provided in this Agreement (or any other Transaction Document), each of the Seller and the Purchaser shall be responsible for its own costs, charges and other expenses (including those of its Affiliates) incurred in connection with the Proposed Transactions.

20.2         The Purchaser or its Affiliates shall bear all stamp duty, notarisation fees or other documentary transfer or transaction duties, and all stamp duty reserve tax, stamp duty land tax and any other transfer taxes (but excluding expressly any tax on actual profit or gains payable by the Seller or any of its Affiliates under the laws of any jurisdiction and any related interest or penalties) including in each case any related interest or penalties arising as a result of this Agreement or of any of the other Transaction Documents.

21.    NOTICES

21.1         Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company.  A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

21.2         The addresses and fax numbers of the parties for the purpose of clause 21.1 are:

Seller	Address:	Fax:
For the attention of: The Directors	c/o AES Electric Ltd. 37-39 Kew Foot Road Richmond, Surrey TW9 2SS, United Kingdom	+44 (0) 20 8332 9078

Purchaser	Address:	Fax:
For the attention of: Company Secretary Kazakhmys PLC, Mr. Robert Welch	Cardinal Place, 100 Victoria Street, London SW1E 5JL	+44 (0) 207 901 7861

22.    CONFLICT WITH OTHER AGREEMENTS

If there is any conflict between the terms of this Agreement and any other agreement (including the agreement of understanding between AES and the Parent Company dated 20 December 2007 which the parties agree is terminated with the execution and delivery of this Agreement), this Agreement shall prevail (as between the parties to this Agreement and as between any members of the Seller Group and any members of the Purchaser Group) unless (i) such other agreement expressly states that it overrides this Agreement in the relevant respect and (ii) the Seller and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

23.    WHOLE AGREEMENT

23.1         In this clause 23 the Relevant Parties shall mean the Seller and the Purchaser, and each of them shall be a Relevant Party.

23.2         This Agreement and the other Transaction Documents together set out the whole agreement between the Relevant Parties in respect of the sale and purchase of the Shares and supersede any prior agreement (whether oral or written) relating to the Proposed Transactions.  It is agreed that:

(a)                                  no Relevant Party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of the other Relevant Party (or any of its Connected Persons) in relation to the Proposed Transactions which is not expressly set out in this Agreement or any other Transaction Document;

(b)                                 any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transactions are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right or remedies in relation to them are irrevocably waived;

(c)                                  the only right or remedy of a Relevant Party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(d)                                 except for any liability in respect of a breach of this Agreement or any other Transaction Document, no Relevant Party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to the other Relevant Party (or its respective Connected Persons) in relation to the Proposed Transactions, provided that this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.  Each Relevant Party agrees to the terms of this clause 23 on its own behalf and as agent for each of its Connected Persons.  For the purpose of this clause, Connected Persons means (in relation to a Relevant Party) the officers, employees, agents and advisers of that Relevant Party or any of its Affiliates.

24.    RIGHT OF SET-OFF

24.1         The Purchaser shall have the right to set off any amounts due to it from the Seller in respect of a Claim against an equal amount of Earnout Consideration which it would otherwise be obliged to pay to the Seller, provided that the Purchaser has first delivered (or shall deliver within 10 Business Days of such amount of Earnout Consideration falling due) to the Seller an opinion by an English Queen’s Counsel of more than 10 years call addressed to the Purchaser and the Seller to the effect that in his or her opinion the Claim is more likely than not to be upheld by an arbitral tribunal constituted under the rules of the LCIA and that the quantum of such Claim is reasonable (an External Counsel Opinion). Such an opinion shall set out the facts on which such an opinion is based. If the Seller does not agree with the facts stated in such opinion, it may make written representations to the issuer of the opinion, who shall consider such representations and revise the opinion as necessary. For the avoidance of doubt, the amount that the Purchaser may set off in such manner shall not exceed 20% of the Final Price.

24.2         In the event that the Seller exercises its right of termination pursuant to clause 8.1 of the Management Agreement or the Parent Company exercises its right of termination pursuant to clause 8.2 of the Management

Agreement prior to 31 January 2009, the Seller shall procure that a person satisfying the criteria set out in clause 14.1 of the Management Agreement provides a guarantee of the Seller’s financial obligations under this Agreement. Such guarantee shall be limited to the amount paid to the Seller pursuant to clause 8.1 of the Management Agreement (if the Seller exercises its right of termination) or the amount that would have been paid to the Seller if it had exercised its right of termination (if the Purchaser exercises its right of termination) (but in any event shall not exceed 20% of the Final Price) and shall expire on 31 January 2009 (or, if later, upon the settlement in full by the Seller of the Claim) provided that the Claim is notified to the Seller prior to 31 January 2009 and provided that the Purchaser has first delivered (or shall deliver no later than 10 Business Days after such termination of the Management Agreement) to the Seller an External Counsel Opinion).

25.    GUARANTEE

25.1         In consideration of the Seller entering into this Agreement, the Parent Company unconditionally and irrevocably guarantees to the Seller and AES London Holdings BV as a continuing obligation that the Purchaser will comply properly and punctually with its financial obligations under this Agreement and its obligations (together, the Guaranteed Obligations) under clauses 3.2, 6.1, 15, 16, 17 and 18 and each Transaction Document.

25.2         The Parent Company’s liability under clause 25.1 shall not be discharged or impaired by:

(a)                                  any amendment, variation or assignment of this Agreement or any Transaction Document or any waiver of its or their terms;

(b)                                 any release of, or granting of time or other indulgence to, the Purchaser or any third party;

(c)                                  any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Purchaser (or any act taken by the Seller in relation to any such event); or

(d)                                 any other act, event, neglect or omission (whether or not known to the Purchaser, the Seller or the Parent Company) which would or might (but for this clause) operate to impair or discharge the Parent Company’s liability or afford the Parent Company or the Purchaser any legal or equitable defence;

25.3         In consideration of the Seller entering into this Agreement, , the Parent Company, undertakes to perform as a primary obligation the Guaranteed Obligations.

26.    WAIVERS, RIGHTS AND REMEDIES

Except as expressly provided in this Agreement, no failure or delay by either party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time.  No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

27.    COUNTERPARTS

This Agreement may be executed in any number of separate counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

28.    VARIATIONS

No amendment of this Agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.

29.    INVALIDITY

Each of the provisions of this Agreement and the other Transaction Documents is severable.  If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

30.    NO THIRD PARTY ENFORCEMENT RIGHTS

A person who is not a party to this Agreement shall have no right under any statutory provision to enforce any of its terms.

31.    GOVERNING LAW AND JURISDICTION

31.1         This Agreement shall be governed by, and interpreted in accordance with, English law.

31.2         In the event of any dispute, controversy or claim arising out of or in connection with this Agreement, including the breach, termination or invalidity of it (Dispute), either party may serve formal written notice on the other party that a Dispute has arisen (Notice of Dispute).  The parties shall use all reasonable efforts for a period of 30 calendar days from the date on which the Notice of Dispute is served by one party on the other party (or such longer period as may be agreed in writing between the parties) to resolve the Dispute on an amicable basis.  If the parties agree that a matter is capable of resolution by an independent expert, such matter shall be referred to such independent expert (on such terms as the parties may agree in writing) for resolution and, save in respect of any manifest error, the decision of such expert shall be final and binding on the parties.

31.3         If the parties are unable to resolve the Dispute by amicable negotiation within the time period referred to in clause 31.2, the Dispute shall be immediately referred to the Chief Operating Officer of AES on behalf of the Seller and Andrei Tretyakov on behalf of the Purchaser (or, in either case, such other executive officer of a similar level as the Seller or, as the case may be, the Purchaser nominates in writing to the other party) who shall attempt, for a period of seven days from the date of such referral, to resolve the Dispute.  In the event that such persons are unable to resolve the Dispute within the stated time period (or such longer agreed period), the Dispute shall be referred to arbitration in accordance with the remaining provisions of this clause 31.

31.4         Subject to clauses 31.2 and 31.3, the Dispute shall be referred to and finally resolved by arbitration at the London Court of International Arbitration under the UNCITRAL Arbitration Rules by three arbitrators appointed in accordance with those Rules.  The seat of arbitration shall be London, England.  The language to be used in the arbitral proceedings shall be English.

SCHEDULE 1

TARGET COMPANIES

The following entities shall be considered the Target Companies (as shown in the chart on the following page)

Target Company

AES Maikuben LLP, Kazakhstan

Maikuben West LLP, Kazakhstan

AES Ekibastuz LLP, Kazakhstan

AES Suntree Power Ltd., Ireland

Kilcormac Trading Ltd., Cyprus

Electric Power Holding VOF, Netherlands

AES Coal LLP, Kazakhstan

Argamak 2007 LLP, Kazakhstan

Maikuben Mine LLP, Kazakhstan

Maikuben Electric LLP, Kazakhstan

Maikuben Coal LLP, Kazakhstan

AES Kazelectro NV, Netherlands

SCHEDULE 2

LIMITATIONS ON LIABILITY

1.             Time Limits.  The Seller shall not be liable for any Claim unless the Seller receives from the Purchaser written notice (within 60 days of the Purchaser becoming aware of such Claim) containing reasonably specific details of the Claim including, where reasonably possible, the Purchaser’s estimate (on a without prejudice basis) of the amount of the Claim no later than 31 January 2009.

2.	Thresholds for Claims. The Seller shall not be liable for any single Claim:

(a)	unless the amount of the liability pursuant to that single Claim exceeds $2,000,000 (in which case the Purchaser shall be able to claim only for the excess over $2,000,000); and

(b)

unless the aggregate amount of the liability of the Seller for all Claims not excluded by sub-paragraph (a) exceeds $10,000,000 (in which case the Purchaser shall be entitled to claim the whole amount and not merely the excess).

If more than one Claim arises from, or is caused by, the same or substantially the same matter, matters, circumstance or circumstances and the aggregate amount of damages to which the Purchaser would be entitled as a result of those Claims is equal to or exceeds the sum specified in subparagraph (a) of this paragraph 2, sub-paragraph 2(a) shall not apply to any of those Claims.

3.             Maximum limit for all Claims.  The aggregate amount of the liability of the Seller shall not exceed:

(i)          20% of the Final Price in respect of all Claims (including any amounts of expenditure incurred by the Seller pursuant to clause 7.3  above) other than any Claims in respect of a breach of any Title Warranty; and

(ii)         100% of the Final Price in respect of any Claims in respect of a breach of any Title Warranty less all other Claims made up to the 20% limit in (i) above.

4.             Claim to be withdrawn unless litigation commenced.  Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn 6 months after the notice is given pursuant to paragraph 1 of this Schedule or, in the case of a contingent liability, 6 months after that liability becomes an actual liability, unless legal proceedings in respect of it have been commenced by being both issued and served (unless the Claim arises as a result of, or in connection with, a Third Party Claim and the Seller shall have assumed the conduct of the Third Party Claim in accordance with Clause 7 of this Agreement).  No new Claim may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn Claim.

5.             No other Seller Warranties.  The Purchaser acknowledges and agrees that no Seller Warranties are given in relation to any matters except those set out in clause 7 of this Agreement.

6.             Matters disclosed.  The Seller shall not be liable for any Claim for breach of the Warranties if and to the extent that the fact, matter, event or circumstance giving rise to such Claim is disclosed by this Agreement, any other Transaction Document, the General Disclosures as per Schedule 5, the Disclosure Letter, any document disclosed in the Data Room or any disclosure through any discussions with the Seller or its Representatives.

7.             Matters taken into account in adjustments.  The Seller shall not be liable for any Claim if and to the extent that the fact, matter, event or circumstance giving rise to the Claim is provided for or otherwise taken into account in the Closing Statement or any consequent adjustment to the Initial Price.

8.             Seller Awareness.  The Seller shall not be liable for any Claim for breach of the Seller Warranties under this Agreement if and to the extent that the Seller is not aware at the date of this Agreement (i) of the fact, matter, event or circumstance which is the subject matter of the Claim or (ii) that the fact, matter, event or circumstance could reasonably be expected to amount to a Claim.

9.             Contingent liabilities.  If any Claim is based upon a liability which is contingent only, the Seller shall not be liable to make any payment unless and until such contingent liability gives rise to an obligation to make a payment (but the Purchaser has the right under paragraph 1 of this Schedule 2 to give notice of that Claim before such time and shall be entitled to exercise a right of set off in respect of such Claim in accordance with the terms of clause 24).

10.           No liability for Claims arising from acts or omissions of Purchaser.  The Seller shall not be liable for any Claim to the extent that it would not have arisen but for, or has been increased or not reduced as a result of, any voluntary act, omission or transaction carried out:

(a)

after Closing by the Purchaser or any member of the Purchaser Group (or its respective directors, employees or agents or successors in title) outside the ordinary and usual course of business of a Group Company as at Closing; or

(b)	before Closing by any member of the Seller Group or any Group Company at the direction or request of the Purchaser or any member of the Purchaser Group.

11.           Purchaser’s duty to mitigate.  The Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any loss or damage which it may suffer in consequence of any breach by the Seller of the terms of this Agreement or any fact, matter, event or circumstance likely to give rise to a Claim.

12.           Insured Claims.  The Seller shall not be liable in respect of any Claim to the extent that the amount of such Claim is covered by a policy of insurance or would have been so covered if the policies of insurance effected by or for the benefit of the Group Companies had been maintained after Closing on no less favourable terms than those existing at the date of this Agreement.

13.           Recovery from third party after payment from Seller.  Where the Seller has made a payment to the Purchaser in relation to any Claim (to the extent such payment does not comprise interest on late payment) and the Purchaser or any member of the Purchaser Group is entitled to recover (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or any member of the Purchaser Group (in whole or in part) in respect of the liability or loss which is the subject of a Claim, the Purchaser or relevant member of the Purchaser Group shall (i) promptly notify the Seller of the fact and provide such information as the Seller may reasonably require (ii) take all reasonable steps or proceedings as the Seller may require to enforce such right and (iii) pay to the Seller as soon as practicable after receipt an amount equal to any amount by which the total of (i) any such sum received by the Purchaser from that third party and (ii) any such payment received by the Purchaser from the Seller exceeds the amount required to compensate the Purchaser in full under this Agreement for the matter or circumstance which gave rise to the relevant Claim (net of taxation and less any reasonable costs of recovery).

14.           Net financial benefit.  The Seller shall not be liable to satisfy any Claim to the extent of any corresponding saving by or net quantifiable financial benefit to the Purchaser or any member of the Purchaser Group arising from the matter(s) giving rise to such Claim, including the amount (if any) by which any tax for which the Purchaser or any member of the Purchaser Group would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter(s) giving rise to the Claim.

15.           No liability for legislation or changes in rates of tax.  The Seller shall not be liable for any Claim if and to the extent it is attributable to or the amount of such Claim is increased as a result of any (i) legislation not in force at the date of this Agreement (ii) change of law (including any enactment or introduction of any new law or any change in the interpretation of, or any extension of or designations under, any existing law or the repeal of any existing law or the alteration or termination (unless replaced or no longer required under applicable law) of any relevant consent from a Governmental Entity, regulation, directive, requirement or administrative practice or (iii) change in the rates of taxation in force at the date of this Agreement.

16.           No double recovery.  The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one Claim.

17.           Consequential loss.  Neither the Purchaser nor any member of the Purchaser Group shall be entitled to claim for any punitive, special, indirect or consequential loss or loss of profit or for any loss of goodwill or possible business after Closing, whether actual or prospective.

18.           Purchaser’s knowledge.  The Seller shall not be liable for any Claim for breach of the Seller Warranties if and to the extent that the Purchaser or any of its Affiliates or Representatives is aware at the date of this Agreement (i) of the fact, matter, event or circumstance which is the subject matter of the Claim and (ii) that the fact, matter, event or circumstance could reasonably be expected to likely amount to a Claim.

19.           Waiver of right of set-off.  Save as expressly provided in clause 24 of this Agreement, the Purchaser waives and relinquishes any right of set-off or counterclaim, deduction or retention which the Purchaser might otherwise have in respect of any Claim against or out of any payments which the Purchaser may be obliged to make (or procure to be made) to the Seller pursuant to this Agreement or otherwise.

20.           Seller to have opportunity to remedy breaches.  Without prejudice to the Purchaser’s right to make any set off under clause 24.1, if a breach of the Seller Warranties is capable of remedy, the Purchaser shall only be entitled to compensation if it gives the Seller written notice of the breach and the breach is not remedied within 180 days after the date on which such notice is served on the Seller.  Without prejudice to its duty to mitigate any loss, the Purchaser shall (or shall procure that any relevant member of the Purchaser Group shall) provide all reasonable assistance to the Seller and/ or any of its Affiliates, at their cost, to remedy any such breach.

21.           Application.  Nothing in this Schedule 2 shall operate to limit the Seller’s liability in respect of any Claim which arises (or to the extent it is increased) as a result of fraud or fraudulent misrepresentation by a director, officer or senior manager of any member of the Seller Group or any fraud or fraudulent misrepresentation by the Seller in connection with the disclosure of written documents or written information to the Purchaser and its Representatives at any time prior to the execution of this Agreement).

22.           Disapplication of Limitations.   The limitations set out in paragraphs 6, 8 and 18 above shall not apply to any Claim in respect of a breach of Title Warranty or to any Claim under clause 7.2(1).

SCHEDULE 3

PURCHASER WARRANTIES

1.             The Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2.             The Purchaser has obtained all corporate authorisations (including, for the avoidance of doubt, all necessary board and shareholder approvals) and has obtained or will have obtained at Closing all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would adversely affect to a material extent its ability to enter into and perform its obligations under this Agreement.

3.             Entry into and performance by the Purchaser and the Parent Company of this Agreement and/or any Transaction Document to which it is a party will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents or (ii) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) the breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

4.             No member of the Purchaser Group (other than an Affiliate which is not material in the context of the Purchaser Group as a whole, does not hold a direct or indirect stake in the Purchaser and is not a Subsidiary Undertaking of the Purchaser) is insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.  No member of the Purchaser Group has received or made any written communication concerning any proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning and no member of the Purchaser Group is aware of any events that have occurred which would justify such proceedings.  no member of the Purchaser Group has received any written communication in respect of any steps taken to enforce any security over any assets of any member of the Purchaser Group and no member of the Purchaser Group is aware of any event that has occurred to give the right to enforce such security.

5.             So far as the Purchaser or any member of the Purchaser Group is aware, neither the Purchaser nor any of its Affiliates is subject to any order, judgment, direction, investigation or other proceedings by any Governmental Entity which will, or are likely to, prevent or delay the Closing.

6.             The Purchaser has available cash or available loan facilities which will at Closing provide in immediately available funds the necessary cash resources to pay the Initial Price as calculated under clause 2.1 of this Agreement and meet its other obligations under this Agreement and, in the case of loan facilities, they involve no material pre-conditions that would prevent the Purchaser from satisfying all conditions of drawdown to such loan facilities at or prior to Closing.

7.             Without prejudice to the Purchaser’s rights under the Seller Warranties, the Purchaser acknowledges that it has such knowledge and experience in financial and business matters and in the Kazakh power and mining sectors that it is capable of evaluating the Proposed Transactions and the merits and risks of an investment in the Shares.  The Purchaser further acknowledges that it has received the Disclosure Letter.

8.             Without prejudice to the Purchaser’s rights under the Seller Warranties, the Purchaser acknowledges and affirms that it has completed its own independent investigation, analysis and evaluation of the Group Companies, that it has made all such reviews and inspections of the business, assets, results of operations and condition (financial or otherwise) of the Group Companies as it has deemed necessary or appropriate, and that in making its decision to enter into this agreement and to consummate the transactions contemplated hereby it has relied on its own independent investigation, analysis, and evaluation of the Group Companies.

9.             The Purchaser is not aware of any facts or circumstances which could reasonably be expected to result in a Claim being made against the Seller or any misrepresentation by or on behalf of the Seller in connection with the Proposed Transactions.

10.           The Purchaser shall, in entering into and performing its obligations under this Agreement and/ or any Transaction Document, comply with the AES Compliance Terms and Conditions (as set out in Schedule 6).

11.           For the avoidance of doubt and at the request of the Seller, the Purchaser and the Parent Company confirm that they do not benefit from sovereign immunity.

SCHEDULE 4

CLOSING ARRANGEMENTS

Part A : Pre-Closing

1.             Access

Until Closing the Seller shall:

(a)

procure that the Purchaser and its Representatives are given reasonable access to the properties, assets and to the books and records of the Group Companies during normal business hours on any Business Day and on reasonable notice to the Seller; and

(b)	provide such information regarding the businesses and affairs of the Group Companies as the Purchaser may reasonably require,

provided that:

(a)	the provision of such information is not unduly disruptive to the operation of the Kazakh Business;

(b)	the provision of such access or information does not breach any applicable law or regulation; and

(c)	the Purchaser and its Representatives comply in full with AES security and safety procedures when accessing the properties of the Group Company.

2.	Conduct of business

Until Closing the Seller shall procure that, except with the written consent of the Purchaser, each Group Company shall be operated in the ordinary course in all material respects (to the extent permitted by applicable law and save in respect of any Tariff Freeze agreed between the parties), that no Group Company acts in a manner inconsistent with the framework implied by the Management Agreement in any material respect without the Seller consulting with the Purchaser (assuming the Purchaser responds in an appropriate and timely manner) in respect of such action (to the extent that it is lawful and practicable to do so) and that no Group Company shall:

(a)	declare, make or pay any dividend or other distribution; or

(b)	create, issue, purchase or redeem any class of share or loan capital; or

(c)	form, other than as a part of the Reorganisation, any subsidiary or acquire shares in any company or participate in, or terminate any participation in, any partnership or joint venture; or

(d)

pass any resolution of its shareholders or any class of shareholders, whether in general meeting or otherwise (except (i) as required in connection with or for the purposes of the Reorganisation or (ii) with the prior consent of the Purchaser which shall not be unreasonably withheld or delayed);

(e)	agree, conditionally or otherwise, to do any of the foregoing.

Part B  : Seller Obligations

At Closing, the Seller shall deliver or ensure that there is delivered to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

(a)	the share registers of the Companies showing the Seller’s ownership of the Shares;

(b)	an apostilled certificate of tax residence of the Seller; and

(c)	a duly executed notarial deed of transfer in respect of the Shares.

Part C : Purchaser Obligations

At Closing, the Purchaser shall:

(a)

deliver (or ensure that there is delivered to the Seller) (to the extent not previously delivered) a copy of a resolution (certified by a duly appointed officer as true and correct) of the board or, as applicable, supervisory board of directors of the Purchaser and the Parent Company as appropriate (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by the Purchaser and the Parent Company of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(b)	deliver duly executed copies of the power of attorney of the Parent and Owners required to be delivered pursuant to Clauses 3.15 and 3.16 of the Management Agreement;

(c)	pay to the Seller the Initial Price in accordance with clause 2.1; and

(d)	deliver a duly executed notarial deed of transfer in respect of the Shares.

Part D : Inter Company Debt

At Closing,

(a)

the Seller shall procure the execution by AES London Holdings BV and the Purchaser shall execute any Transaction Documents as may be required in order to assign the Inter-Company Debt to the Purchaser, free of any Encumbrances;

(b)	the Seller and the Purchaser shall carry out their respective obligations under Schedule 8 (Inter-Company Debt) required to be performed at Closing.

Part E : General

1.

The Seller and the Purchaser shall negotiate in good faith with a view to agreeing before the Closing Date the final form of any Transaction Document reasonably acceptable to all parties thereof which is not in Agreed Form at the date of this Agreement.

2.

All documents and items delivered at Closing pursuant to this Schedule 4 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place. Simultaneously with:

(a)	delivery of all documents and all items required to be delivered at Closing (or waiver of its delivery by the person entitled to receive the relevant document or item); and

(b)	receipt of an electronic funds transfer to the Seller’s Bank Account in immediately available funds of the Initial Price,

the documents and items delivered in accordance with this Schedule shall cease to be held to the order of the person delivering them and Closing shall be deemed to have taken place.

SCHEDULE 5

GENERAL DISCLOSURES

1.	The Purchaser shall be deemed to have full knowledge of:

(a)

to the extent Fairly Disclosed, all matters contained in written correspondence, documents and other information delivered, sent or given to (or made available for inspection by) the Purchaser or any member of the Purchaser Group or any of its advisers by the Seller or any of its advisers, and any matter referred to in any of them;

(b)

all information contained on the files or any document, register or record maintained by the Registrar of Companies in Ireland, Cyprus, the Netherlands and Kazakhstan in relation to any Group Company and which the public may inspect as at 31 January 2008;

(c)	all information in relation to any Group Company which would be revealed by a search made on 31 January 2008 at any court registry or registry of winding up searches in Ireland or the Netherlands;

(d)

all information in relation to any Group Company which would be revealed by an inspection or search as at 31 January 2008 of any document, register or record which the public may inspect in Ireland, Cyprus, the Netherlands or Kazakhstan;

(e)	to the extent Fairly Disclosed, all information contained or referred to in the information memorandum sent to the Purchaser or any member of the Purchaser Group on 4 December 2007;

(f)

all matters of which the Purchaser or any member of the Purchaser Group ought reasonably to be aware as affecting the business sectors within which the Group Companies operate and/or which are known generally by those operating within such business sectors;

(g)

any information which would be revealed by an inspection or search on 31 January 2008 of any document, register or record which the public may inspect and which is maintained by any registry of trade marks, patents, designs, domain names (where that information relates to any domain name that incorporates any trade mark that would be revealed upon an inspection or search of a trade marks registry in accordance with this paragraph 1(g) followed by one of the general top-level domains .com, .net, .info or .biz, or followed by a country code top-level domain) or other intellectual property in any jurisdiction, or information which is available to the public from any such registry;

(h)	without prejudice to the generality of any of the foregoing paragraphs, in relation to any and all of the Properties:

(i)          any information which would be revealed by an inspection or search on 31 January 2008 of any document, register or record which the public may inspect and which are maintained by, or information which is available to the public from, any land registry and any register of local land charges in any jurisdiction; and

(ii)         all matters which would be revealed by searches or enquiries carried out on 31 January 2008 at the relevant local authorities or any other body or authority which a prudent purchaser of the Properties would make having regard to the nature and use of the Properties; and

(iii)        any matter which would be revealed by an inspection and/or survey by suitably qualified technical consultants.

SCHEDULE 6

AES COMPLIANCE TERMS AND CONDITIONS

In connection with the sale and purchase agreement to which this Schedule forms a part (the Main Agreement), the Purchaser hereby represents and warrants to and agrees with the Seller that, in respect of the Proposed Transactions, the Purchaser shall be legally bound as follows:

1.             The Purchaser shall comply fully with all applicable laws of the countries in which the Proposed Transactions are conducted as well as the applicable anti-corruption, anti-money laundering, anti-terrorism and economic sanction and anti-boycott laws of the United States including without limitation, the United States Foreign Corrupt Practices Act (the Applicable Laws and Regulations).

2.             The Purchaser represents and warrants that it has not, and that it has no evidence of any kind that any of its owners, controlling shareholders, directors, officers, employees or any other person acting on its behalf (including, without limitation, any of its Affiliates, contractors, subcontractors, consultants, representatives or agents) has, either directly or indirectly:

(a)                                  Made a Prohibited Payment, with respect to the Proposed Transactions, which is defined to include any offer, gift, payment, promise to pay, or authorization of the payment of any money or anything of value, directly or indirectly, to (i) any officer or employee of a government (other than the U.S. government), department (whether executive, legislative, judicial or administrative), agency or instrumentality of such government, including a regional governmental body or a government-owned business, or of a public international organization; (ii) any person acting in an official capacity for or on behalf of such government, department, agency, instrumentality, or public international organization; (iii) any candidate for a political or government office or appointee to such office; or (iv) any (other than U.S.) political party outside of the United States (each a Government Official), including for the use or benefit of any other person or entity, to the extent that one knows or has reasonable grounds for believing that all or a portion of the money or thing of value which was given or is to be given to such other person or entity, will be paid, offered, promised, given or authorised to be paid by such other person or entity, directly or indirectly, to a Government Official, for the purpose of either (i) influencing any act or decision of the Government Official in his official capacity; (ii) inducing the Government Official to do or omit to do any act in violation of his lawful duty; (iii) securing any improper advantage; or (iv) inducing the Government Official to use his influence with a non-U.S. government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist in obtaining or retaining business or in directing business to any party.

(b)                                 Engaged in a Prohibited Transaction with respect to the Proposed Transactions which is defined to include:

(i)

receiving, transferring, transporting, retaining, using, structuring, diverting, or hiding the proceeds of any criminal activity whatsoever, including drug trafficking, fraud, and bribery of a Government Official;

(ii)	engaging or becoming involved in, financing, or supporting financially or otherwise, sponsoring, facilitating, or giving aid to any terrorist person, activity or organization; or

(iii)

participating in any transaction or otherwise conducting business with a “designated person,” namely a person or entity that appears on any list issued by the United States or the United Nations with respect to money laundering, terrorism financing, drug trafficking, or economic or arms embargoes (a Designated Person).

3.             The Purchaser will not and shall take all reasonable steps to ensure that none of its owners, controlling shareholders, officers, employees and other persons working for it on the Proposed Transactions (including, without limitation, its Affiliates, contractors, subcontractors, consultants, representatives and agents), directly or indirectly, make, promise or authorize the making, of a Prohibited Payment or engage in a Prohibited Transaction with respect to the Proposed Transactions.

4.             The Purchaser shall promptly report to the Seller any Prohibited Payment or Prohibited Transaction of which it obtains knowledge, or has reasonable grounds to believe occurred in respect of the Proposed Transactions.

5.             The Purchaser agrees that, if the Seller has any reasonable grounds to believe that a Prohibited Payment has been made, promised or authorised, directly or indirectly, to a Government Official in connection with the Proposed Transactions, or that a Prohibited Transaction has taken place in connection with the Proposed Transactions, it shall cooperate in good faith with the Seller in determining whether such a violation occurred by engaging an independent third party to investigate the matter and to provide a written report of its findings to the Seller and the Purchaser.

6.             The Purchaser has not and will not, either directly or indirectly, share or promise to share its fees or any other funds it receives from the Seller or in respect of the Proposed Transactions with any Government Official.

7.             The Purchaser agrees that a material breach of one or more of the covenants or representations of the Purchaser in this Schedule shall be sufficient cause for the Seller, acting in good faith, and not without reasonable prior written notice, to terminate the Main Agreement and the Proposed Transactions, in whole or in part, and to declare them null and void, in which case the Purchaser agrees that it shall be liable for any damages or remedies available to the Seller under applicable law.

8.             This Schedule shall be considered to be an integral part of the Main Agreement (and shall be effective on the same date as the Main Agreement).  In the event of a conflict between this Schedule and the Main Agreement, this Schedule shall prevail.

9.             All the provisions in this Schedule are material and shall survive the termination of Main Agreement.

10.           The Purchaser shall not assign its rights and responsibilities contained in this Schedule to a third party without the prior written approval of the Seller.

SCHEDULE 7

EARNOUT CONSIDERATION

Part A : Definitions relating to this Schedule

1.1           For the purposes of this Agreement, the following expressions shall have the following meanings:

Capex means the amount of capital expenditure incurred in a given financial period, as determined in accordance with IFRS;

Change in Law has the meaning given to it in the Management Agreement;

Earnout Consideration means any of the First Earnout Consideration, the Second Earnout Consideration or the Third Earnout Consideration;

Earnout Income Statements means the income statements for the relevant Earnout Period prepared in Kazakh tenge and converted into US dollars at the exchange rates set out in Part B below for the purposes of calculating OP1, OP2 and OP3;

Earnout Period means any of the First Earnout Period, the Second Earnout Period and the Third Earnout Period;

EBITDA means the consolidated profit before interest (both receivable and payable), taxation, depreciation and amortisation of the Group Companies, determined in accordance with IFRS and applying accounting policies as set out in Part E of this Schedule, and as adjusted in accordance with Part D of this Schedule and in accordance with Clauses 3.3, 3.26B, 4.6, 4.14 and 13.5(b)(ii) of the Management Agreement;

Expert has the meaning given to it in the Management Agreement;

First Earnout Consideration means a maximum amount of $105 million calculated in accordance with paragraph 2 of Part B of this Schedule;

First Earnout Period means the twelve month period from 1 January 2008 to 31 December 2008;

High Target means the minimum EBITDA required for the maximum Earnout Consideration to be payable with respect to any Earnout Period;

OP1 means the EBITDA in US dollars for the First Earnout Period (converted from Kazakh Tenge at the exchange rate set out below);

OP2 means the EBITDA in US dollars for the Second Earnout Period (converted from Kazakh Tenge at the exchange rate set out below);

OP3 means the EBITDA in US dollars for the Third Earnout Period (converted from Kazakh Tenge at the exchange rate set out below);

Payment Date means in respect of each Earnout Period, 7 days after the date on which the Earnout Consideration for the relevant Earnout Period shall be deemed to have been determined in accordance with Part C of this Schedule (or, if earlier, the date on which payment in respect of such Earnout Period is required in accordance with paragraphs 3 or 5 of Part F below);

Permitted Tariffs has the meaning given to it in paragraph 4 of Part D;

Relevant Amount  means each of OP1, OP2 and OP3;

Relevant Period means the period commencing on the Closing Date and ending on the final day of the Third Earnout Period or, if earlier, the date on which the Management Agreement terminates;

Second Earnout Consideration means a maximum amount of $105 million calculated in accordance with paragraph 3 of Part B of this Schedule;

Second Earnout Period means the twelve month period from 1 January 2009 to 31 December 2009;

Termination Payment has the meaning given to it in the Management Agreement;

Three Year Period means the three year period from 1 January 2008 to 31 December 2010;

Third Earnout Consideration means a maximum amount of $110 million calculated in accordance with paragraph 4 of Part B of this Schedule (subject to the adjustment set out in Part G of this Schedule);

Third Earnout Period means the twelve month period from 1 January 2010 to 31 December 2010; and

Unit 8 means Unit 8 of the Ekibastuz power plant.

Part B : Calculation of Earnout Consideration

1.       GENERAL

1.1           OP1, OP2 and OP3 shall each be determined in accordance with Part C of this Schedule.

1.2           The Earnout Consideration shall be paid in U.S. dollars by transfer to the Seller’s Bank Account on the relevant Payment Date subject to the terms of the Management Agreement.

2.       FIRST EARNOUT CONSIDERATION

The First Earnout Consideration shall be calculated on the following basis:

OP1 (US$ million, converted from Kazakh tenge at the rate of 117.67 KZT: 1 USD)	First Earnout Consideration (US$ million)
100-120	60+ (23/20* (OP1-100))
120-150	83+ (22/30* (OP1-120))
150 or more	105

3.       SECOND EARNOUT CONSIDERATION

The Second Earnout Consideration shall be calculated on the following basis:

OP2 (US$ million, converted from Kazakh tenge at the rate of 114.00 KZT: 1 USD)	Second Earnout Consideration (US$ million)
160-185	60+ (23/25* (OP2-160))
185-220	83+ (22/35* (OP2-185))
220 or more	105

4.       THIRD EARNOUT CONSIDERATION

The Third Earnout Consideration shall be calculated on the following basis:

OP3 (US$ million, converted from Kazakh tenge at the rate of 117.89 KZT: 1 USD)	Third Earnout Consideration (US$ million)
250-295	60+ (23/45* (OP3-250))
295-355	83+ (27/60* (OP3-295))
355 or more	110

5.       FUTURE CONDUCT OF THE BUSINESS

The Seller and the Purchaser agree that the business of the Company shall be conducted at all times during the Relevant Period in accordance with the principles set out in Part F of this Schedule.

6.       INTEREST

If any part of the Earnout Consideration is not paid to the Seller on or by the respective Payment Date, Default Interest shall accrue on a daily basis in accordance with clause 12.4 of the Agreement.

Part C : Determination of Earnout Consideration

1.             The Relevant Amounts and the consequent Earnout Consideration shall be calculated by the Group Companies (at the direction and subject to the review of the parties) in accordance with Part C and Part D of this Schedule as soon as reasonably practicable following the end of the relevant Earnout Period to which the Relevant Amount relates and in any event within thirty (30) days thereof.  The Earnout Income Statement and the calculation of the Relevant Amount shall be prepared in accordance with Part C, Part D and Part E of this Schedule, in the form and including the items shown in Exhibit 6 to this Agreement.

2.             A written statement of the amount of the Relevant Amount, together with details of its calculation, shall be delivered to the parties upon completion of the calculation pursuant to paragraph 1 above, in the form of a certificate prepared by the Group Companies. In the event that either party disputes the certified Relevant Amount, it shall notify the other party in writing of the amount, nature and basis of such dispute within thirty (30) days after delivery of the certificate to it.

3.             In the event that either party provides written notice of a dispute in accordance with paragraph 2 above, the Purchaser and the Seller agree to negotiate in good faith to resolve such dispute among themselves.  If the Purchaser and the Seller are unable to resolve such dispute within twenty one (21) days after delivery of the certificate to the parties, the dispute shall immediately be submitted by either the Purchaser or the Seller to an independent UK accounting firm (the Expert) who shall either be agreed upon by the Purchaser and the Seller or, if no such agreement is reached within five (5) days of the end of such twenty one (21) day period, on the request of either the Purchaser or the Seller, such Expert shall be appointed by the President of the Institute of Chartered Accountants in England and Wales.  The Expert shall not be a national of or reside in either Kazakhstan or the United States.  The Expert shall determine and deliver written notice of such determination to the Seller and Purchaser the amount of the Relevant Amount within thirty (30) days from the date of his appointment and, in doing so, shall act as an expert and not as an arbitrator.

4.             The Seller and the Purchaser shall each have and the parties shall procure that the Expert has full access to the books and records of the Group Companies as is reasonably necessary for each to be able to review in detail the calculation of the Relevant Amount (together with all supporting information relied on in making such calculation).

5.             The determination of the Relevant Amount by the Expert shall (save in the case of manifest error) be final and binding on the parties.  All determinations by the Expert shall be in writing, shall be delivered to the Seller and the Purchaser.  The fees and expenses of the Expert shall be borne equally by the Seller and the Purchaser or as the Expert shall otherwise determine.

6.             The Relevant Amount shall be deemed to have been determined:

(a)                                  if the parties agree with the calculation prepared by the Group Companies, on the day that they confirm such agreement in writing;

(b)                                 if neither party provides written notice of a dispute in accordance with paragraph 2 above, on the day thirty (30) days after the delivery of the certificate prepared by the Group Companies;

(c)                                  if the Seller and the Purchaser disagree as to any matters, but resolve in writing their difference or dispute prior to (or at any time during) the period of the appointment of the Expert, on the day that they so agree in writing; or

(d)                                 on the date that the Expert notifies the Seller and Purchaser of his determination.

Part D : Adjustment to EBITDA

1.             In preparing a draft of the Earnout Income Statement in accordance with Part C of this Schedule and the calculation of the Relevant Amount the Group Companies shall make the following adjustments.

2.             No account shall be taken of any items that are exceptional or out of the ordinary course based on those items actually incurred in the usual operation of the Group Companies in the 12 months preceding the date of this Agreement, and in particular (but without prejudice to the generality of the foregoing) no account will be taken of the following:

(a)                                  any management charges or other payments (excluding the Manager Expenses) paid or payable to the Manager (or any other member of the Seller Group) pursuant to the Management Agreement;

(b)                                 any costs incurred on behalf of the Owners by the Parent without the approval of the Manager and any other amounts excluded by the operation of clause 3.20(d)(iii) of the Management Agreement;

(c)                                  any costs incurred in the provision of training services and development activities pursuant to clause 3.12 of the Management Agreement;

(d)                                 the costs and expenses contemplated by clause 3.20(d)(vi) of the Management Agreement;

(e)                                  the costs and expenses contemplated by clause 9.3 and clause 3.20(g) of the Management Agreement;

(f)                                    any exceptional or non-recurring items in accordance with IFRS (including but not limited to redundancy or restructuring costs) and any amounts payable in respect of litigation (or a settlement in respect thereof) other than as enforcement action in relation to a money debt;

(g)                                 any one-time write-offs (including in respect of inventory obsolescence);

(h)                                 any costs in respect of insurance in excess of $2 million per annum and any other costs contemplated by clause 3.29 of the Management Agreement;

(i)                                     any amounts resulting from mark-to-market accounting of contracts held by the Group Companies; and

(j)                                     any fines, penalties, levies, special taxes or other amounts payable to a Governmental Entity other than as a direct result of any material breach of the Management Agreement by the Seller or another member of the Seller Group.

3.             In the event that the revenues of the Group Companies in an Earnout Period are lower than would otherwise have been the case as a result of any voluntary Tariff Freeze adopted by any of the Group Companies, the EBITDA for the Earnout Period shall be increased to the amount which would have been obtained were it not for such Tariff Freeze. If the parties cannot agree on the amount of such increase in respect of a particular quarter within 30 days of the end of that quarter, this shall be referred to the Expert for binding determination in accordance with the procedures set out in clause 15.3 of the Management Agreement.

4.             In calculating the amount by which the revenues of the Group Companies in an Earnout Period were reduced as the result of a voluntary Tariff Freeze, it shall be assumed that the following tariffs (the Permitted Tariffs) would have applied had it not been for such voluntary Tariff Freeze:

2008	2.69 KZT / KWH

2009	3.45 KZT / KWH

2010	4.13 KZT / KWH

Part E : Accounting Policies

1.                                       General Policies

The Earnout Income Statements shall be prepared in accordance with IFRS.

Part F : Operation of the business during the Relevant Period

1.                                       The Purchaser agrees that through the Relevant Period it will not (and shall procure that its Affiliates and the Owners will not) take any action inconsistent with the terms of the Management Agreement and will (and shall procure that its Affiliates and the Owners will) act in accordance with the terms of the Management Agreement.

2.                                       In the event of termination of the Management Agreement prior to 31 December 2010, the provisions of clause 8 of the Management Agreement shall apply.

Part G : Capex Provisions

1.                                       The Third Earnout Consideration shall be subject to the following adjustment in respect of Capex.

2.                                       In the event that the actual Capex in respect of the Kazakh Business in respect of those items of capital expenditure contemplated by the Capex Plan during the Three Year Period exceeds $650 million, the Third Earnout Consideration shall be reduced by 50% of the amount of such excess, provided that such reduction shall not exceed US$25 million.

3.                                       In the event that the actual Capex in respect of the Kazakh Business in respect of those items of capital expenditure contemplated by the Capex Plan during the Three Year Period is less than $650 million, the Third Earnout Consideration shall be increased by 50% of the amount of such shortfall, provided that such increase shall not exceed US$25 million.

4.                                       Without prejudice to paragraph 3 above, in the event that Unit 8 is not available for generation by 31 December 2010, the Third Earnout Consideration shall be reduced by $25 million, provided that the aggregate reduction to the Third Earnout Consideration resulting from the application of paragraph 2 above and this paragraph 4 shall not in any event exceed US$25 million.

5.                                       For the purposes of this Part G, capitalised interest shall not be treated as Capex.

SCHEDULE 8

INTER COMPANY DEBT

New Inter-Company Trading Debt

1.                                       Save as stipulated otherwise in the respective agreement, any Inter-Company Trading Debt which arises after Closing during the term of the Management Agreement shall be paid within 30 days of it so arising.

Payment at Closing in respect of Inter-Company Debt

2.                                       In relation to Inter-Company Debt existing at the Closing Date:

(a)                                  the Purchaser shall at Closing pay to the Seller (for itself or, as the case may be, as agent for the members of the Seller Group to which the relevant Inter-Company Payables are owed) an amount in the applicable currency equal to each of the Inter-Company Payables (if any) which are owed to any member of the Seller Group, in consideration of the assignment to the Purchaser of the benefit of such Inter-Company Payables; and

(b)                                 the Seller shall at Closing (for itself or, as the case may be, as agent for each relevant member of the Seller Group) pay to the Purchaser an amount in the applicable currency equal to each of the Inter-Company Receivables (if any) of each Group Company which are owed by any member of the Seller Group, in consideration of the assignment to the Purchaser of the burden of such Inter-Company Receivables.

Withholding Tax in respect of Inter-Company Debt

3.                                       The Purchaser shall not make any deduction from the payment at Closing in respect of Inter-Company Payables referred to in paragraph 2 above. However, if and when any applicable Kazakh withholding tax falls due and is paid in respect of the interest which has accrued on such Inter-Company Payables up to the Closing Date, the Purchaser may (subject to it providing the Seller with proof of payment) deduct the amount of such withholding tax from any payments which subsequently fall due to the Seller under this Agreement, provided that the amount of any such deduction may not exceed in aggregate 15% of the interest accrued up to the Closing Date in respect of the Inter-Company Payable owed by AES Ekibastuz LLP to Global Energy Holding CV and 10% of the interest accrued up to the Closing Date in respect of all other Inter-Company Payables provided however that to the extent no further Earnout Consideration remains payable under this Agreement, the Seller shall pay any amounts payable to the Purchaser under this clause within 10 Business Days of having been requested to make such a payment by the Purchaser.

SCHEDULE 9

POST-CLOSING FINANCIAL ADJUSTMENTS

Part A : Preliminary

1.                                       In preparing the Closing Statement:

(a)                                  the items and amounts to be included in the calculation of External Debt and Cash for the purposes of the Closing Statement shall be identified by applying the relevant definition in Schedule 12 (subject, where applicable, to the provisions of Part A of this Schedule);

(b)                                 the amounts to be included in the calculation of Reviewed Line Items Amount for the purposes of the Closing Statement shall be the Total Reviewed Line Items Amounts and no others;

(c)                                  in applying each such definition and the provisions of Part A of this Schedule and determining which items and amounts are to be included in the Closing Statement, if and to the extent that the treatment or characterisation of the relevant item or amount or type or category of item or amount:

(i)                     is dealt with in the specific accounting treatments set out in Part B of this Schedule (the Specific Accounting Treatments), the relevant Specific Accounting Treatment(s) shall apply;

(ii)                  is not dealt with in the Specific Accounting Treatments but is dealt with in the accounting principles, policies, treatments, practices and categorisations used in the preparation of the 30 September 2007 Accounts (to the extent that such accounting principles, policies, treatments, practices and categorisations are consistent with US GAAP for the purposes of producing consolidated financial statements for AES and its subsidiaries) (the Accounting Principles), the applicable Accounting Principle(s), shall apply (including in relation to the exercise of accounting discretion and judgement); and

(iii)               is not dealt with in either the Specific Accounting Treatments or the Accounting Principles, US GAAP shall apply.

2.                                       For the purposes of calculating External Debt or Cash for any Group Company any amounts which are to be included in any such calculation which are expressed in a currency other than U.S. dollars shall be converted into U.S. dollars at the Exchange Rate as at the Closing Date.

Part B : Specific Accounting Treatments

1.                                       Information available for Closing Statement.  Information available up until the date on which the Closing Statement is finally agreed or determined shall be taken into account insofar as it provides evidence of the state of affairs of the Group Companies at Closing.  The Closing Statement will reflect the position of the Group Companies as at Closing and will not take into account the effects of any post Closing reorganisations or, in any way, the post Closing intentions or obligations of the Purchaser.

2.                                       No re-appraisal of asset values.  The Closing Statement shall not re appraise the value of any of the assets of the Group Companies as a result of the change in their ownership (or any changes in the business of the Group Companies since Closing following such change in ownership) except only as specifically set out in this Schedule.

3.                                       Consolidated treatment.   The Group Companies shall be treated as members of a combined consolidated group so that any intragroup balances are eliminated.

4.                                       Intercompany Debt.  Inter-Company Debt shall be recorded at its face value plus interest accrued to Closing.

Part C : Closing Statement

1.                                       The Seller shall (or shall procure that the Seller’s accountants (or such other independent firm of chartered accountants of international standing as the Seller shall determine) shall), after Closing prepare a draft statement (the Closing Statement) showing the consolidated External Debt, Cash, and Total Reviewed Line Items Amount.  The Closing Statement shall be in the form set out in Part A of Exhibit 3 and incorporate separate statements in the form set out in that Exhibit showing the calculation of the consolidated Total Reviewed Line Items Amount.  The Seller shall deliver the draft Closing Statement to the Purchaser within 90 days after Closing.

2.                                       The Purchaser shall notify the Seller in writing (an Objection Notice) within 60 days after receipt whether or not it accepts the draft Closing Statement for the purposes of this Agreement.  An Objection Notice shall set out in detail the Purchaser’s reasons for such non acceptance and specify the adjustments which, in the Purchaser’s opinion, should be made to the draft Closing Statement in order for it to comply with the requirements of this Agreement.  Except for the matters specifically set out in the Objection Notice, the Purchaser shall be deemed to have agreed the draft Closing Statement in full.

3.                                       If the Purchaser serves an Objection Notice in accordance with paragraph 2, the Seller and the Purchaser shall use all reasonable efforts to meet and discuss the objections of the Purchaser and to agree the adjustments (if any) required to be made to the draft Closing Statement, in each case within 15 days after receipt by the Seller of the Objection Notice.

4.                                       If the Purchaser is satisfied with the draft Closing Statement (either as originally submitted or after adjustments agreed between the Seller and the Purchaser pursuant to paragraph 3 above) or if the Purchaser fails to give a valid Objection Notice within the 15 day period referred to in paragraph 2 above, then the draft Closing Statement (incorporating any agreed adjustments) shall constitute the Closing Statement for the purposes of this Agreement.

5.                                       If the Seller and the Purchaser do not reach agreement within 15 days of receipt by the Seller of the Objection Notice, then the matters in dispute may be referred (on the application of either the Seller or the Purchaser) for determination by KPMG or, if that firm is unable or unwilling to act, by such other independent firm of chartered accountants of international standing as the Seller and the Purchaser shall agree or, failing agreement, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (the Firm).  The Firm shall be requested to make its decision within thirty (30) days (or such later date as the Seller, the Purchaser and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment.  The following provisions shall apply once the Firm has been appointed:

(a)                                  the Seller and Purchaser shall each prepare a written statement within 15 days of the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;

(b)                                 following delivery of their respective submissions, the Purchaser and the Seller shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than 10 days after receipt of the other’s submission and, thereafter, neither the Seller nor the Purchaser shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) 10 days to respond to any statements or submission so made);

(c)                                  in giving its determination, the Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Closing Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Closing Statement;

(d)                                 the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the parties and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it.

6.                                       The Seller and the Purchaser shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Closing Statement.  The fees and expenses of the Firm shall be borne equally between the Seller and the Purchaser or in such other proportions as the Firm shall determine.

7.                                       To enable the Seller to meet its obligations under this Schedule 9, the Purchaser shall provide to the Seller and the Seller’s accountants full access to the books and records, employees and premises of the Group Companies and, where relevant, such access as the Seller may reasonably require of the Purchaser for the period from the Closing Date to the date that the draft Closing Statement is agreed or determined.  If the Purchaser serves an Objection Notice, it shall ensure that the Seller and the Seller’s accountants shall be given reasonable access to the Purchaser’s and the Purchaser’s accountants’ working papers relating to the adjustments proposed in the Objection Notice and any other submissions by or on behalf of the Purchaser in relation to the Closing Statement.  The Purchaser shall co-operate fully with the Seller and shall permit the Seller and/or the Seller’s accountants to take copies (including electronic copies) of the relevant books and records and shall provide all assistance reasonably requested by the Seller to facilitate the preparation of the Closing Statement.

8.                                       When the Closing Statement has been agreed or determined in accordance with the preceding paragraphs, then the amounts shown in the Closing Statement as the consolidated External Debt, Cash and Total Reviewed Line Items Amount for the Group Companies shall be final and binding for the purposes of this Agreement.

Part D : Financial Adjustments

1.                                       When the Closing Statement has been finally agreed or determined in accordance with this Schedule 9, the following adjustments shall be made to the Initial Price.

Total Reviewed Line Items Amount

2.                                       In relation to the Total Reviewed Line Items Amount:

(a)                                  if the consolidated Total Reviewed Line Items Amount of all Group Companies is greater than the Total Estimated Reviewed Line Items Amount, then the Purchaser shall pay an amount equal to the difference to the Seller; or

(b)                                 if the consolidated Total Reviewed Line Items Amount of all Group Companies is less than the Total Estimated Reviewed Line Items Amount, then the Seller shall pay an amount equal to the difference to the Purchaser.

For these purposes all line items relating to asset accounts shall be taken as positive amounts and all line items relating to liabilities accounts shall be taken as negative amounts.

Inter-Company Debt

3.                                       In relation to Inter-Company Payables:

(a)                                  if the aggregate amount of Inter-Company Payables as at the Closing Date is less than the amount paid by the Purchaser at Closing in accordance with Schedule 8, paragraph 1(a), then the amount equal to the difference shall be deemed to increase the Final Price and deemed to decrease the amount paid by the Purchaser in relation to the Inter-Company Payables; or

(b)                                 if the aggregate amount of Inter-Company Payables as at the Closing Date is greater than the amount paid by the Purchaser at Closing in accordance with Schedule 8, paragraph 1(a), then the amount equal to the difference shall be deemed to decrease the Final Price and deemed to increase the amount paid by the Purchaser in relation to the Inter-Company Payables.

4.                                       In relation to Inter-Company Receivables:

(a)                                  if the aggregate amount of Inter-Company Receivables as at the Closing Date is less than the amount paid by the Seller at Closing in accordance with Schedule 8, paragraph 1(b), then the amount equal to the difference shall be deemed to decrease the Final Price and deemed to decrease the amount paid to the Purchaser in relation to the Inter-Company Receivables

(b)                                 if the aggregate amount of Inter-Company Receivables as at the Closing Date is greater than the amount paid by the Seller at Closing in accordance with Schedule 8, paragraph 1(b), then the amount equal to the difference shall be deemed to increase the Final Price and deemed to increase the amount paid to the Purchaser in relation to the Inter-Company Receivables.

5.                                       For the avoidance of doubt, no actual cash payments shall be made by either party in respect of any deemed adjustments made pursuant to clause 3 and 4 of this Part D.

External Debt

6.                                       In relation to External Debt:

(a)                                  if the consolidated External Debt of all Group Companies as at the Closing Date is less than the Estimated External Debt, then the Purchaser shall pay an amount equal to the difference to the Seller; or

(b)                                 if the consolidated External Debt of all Group Companies as at the Closing Date is greater than the Estimated External Debt, then the Seller shall pay an amount equal to the difference to the Purchaser.

Cash

7.                                       In relation to Cash:

(a)                                  if the consolidated Cash of all Group Companies as at the Closing Date is greater than the Estimated Cash, then the Purchaser shall pay an amount equal to the difference to the Seller; or

(b)                                 if the consolidated Cash of all Group Companies as at the Closing Date is less than the Estimated Cash, then the Seller shall pay an amount equal to the difference to the Purchaser.

8.                                       For the purposes of clause 2.4 and this Schedule 9, the consolidated Cash of all Group Companies as at the Closing Date shall be deemed to be increased by the amount expended by the Group Companies on maintenance Capex between the date of this Agreement and the Closing Date, provided that the amount of such deemed increase shall not exceed US$2 million.  The amount of such maintenance Capex (up to such $2 million limit) shall be taken into account in determining the Capex in respect of the Kazakh Business for the purposes of Part G of Schedule 7.

General

9.                                       Any payment required to be made pursuant to any of paragraphs 2 to 7 inclusive of this Part D shall be paid by the Seller or the Purchaser (as the case may be) together with an amount equal to interest on such payment at the Default Rate for the period from (but excluding) the Closing Date to (and including) the due date for payment pursuant to the relevant clause, calculated on a daily basis.

10.                                 The Seller and Purchaser agree that, once the Closing Statement has been agreed or determined in accordance with the provisions of Part C of this Schedule 9, the sums which each is respectively obliged to pay pursuant to this Part D shall be aggregated and set off against each other.  Whichever of the Seller or Purchaser is then left with any payment obligation under this Part D shall make the applicable payment(s) within 5 Business Days of the date on which the Closing Statement is agreed or so determined.  Any such payment shall be made in accordance with the provisions of clause 13.1 or 13.2 of this Agreement, as the case may be.

SCHEDULE 10

PRICE ALLOCATION

1.                                       The Initial Price payable for the Shares under this Agreement shall be deemed to be allocated between the Ekibastuz GRES-1 assets and the Maikuben mine assets as follows:

(a)                                  USD 1,040,000,000 shall be deemed payable in relation to the purchase of the Ekibastuz GRES-1 assets; and

(b)                                 USD 110,000,000 shall be deemed payable in relation to the purchase of the Maikuben mine assets.

2.                                       Any adjustments made under clause 2.1 of this Agreement or under Schedule 9 and any payments of Earnout Consideration to be paid under Schedule 7 shall be deemed to be allocated between the Ekibastuz GRES-1 assets and the Maikuben mine assets in the same proportion as set out in paragraph 1 of this Schedule 10 above.

SCHEDULE 11

AVAILABLE CAPACITY

The Available Capacity of the GRES 1 power plant operated by AES Ekibastuz LLP (the Power Station) will be demonstrated as being not less than 2250 MW in the following manner:

1.                                      In the period between the signing of this Agreement and Closing each of the five operating units of the Power Station will be separately run under test conditions typically used by the Power Station for a period of at least one hour so as to determine and record that unit’s available capacity at the time. The results of the power generated during that test period will be recorded in the Power Station’s generation report (the generation report) and certified extract of such reports will be made available to the Purchaser.

2.                                      Once the generation tests have been run on all of the five operating units in 1 above the Seller shall provide the Purchaser with a complete report showing the available capacity of each unit demonstrated by the Generation Report and the aggregate available capacity of each unit demonstrated by the Generation Report; and

3.                                      If the aggregate available capacity shown in 2 above is less than 2250 MW the Seller will provide the Purchaser with the reasons for such shortfall and the procedures being undertaken to remedy such a shortfall prior to closing. If the aggregate available capacity in paragraph 2 above is 2250 MW or more the warranty in clause 7.2(1) will be considered satisfied.

SCHEDULE 12

DEFINITIONS AND INTERPRETATION

1.                                       Definitions.  In this Agreement (including the Schedules), the following words and expressions shall have the following meanings:

30 September 2007 Accounts means the unaudited combined balance sheet of the Group Companies and the unaudited combined profit and loss account of the Group Companies, in each case as at 30 September 2007 and prepared in accordance with US GAAP for the purposes of producing consolidated financial statements for AES and its subsidiaries, together with any notes, reports, statements or documents included in or annexed or attached to them, as contained in Part A of Exhibit 2;

AES Business Plan means the business plan contained in Exhibit 1 to this Agreement, as revised from time to time in accordance with the terms of the Management Agreement;

AES Compliance Terms and Conditions means the AES compliance terms and conditions set out in Schedule 6;

Affiliate means, in relation to any party, any Subsidiary Undertaking or Parent Undertaking of that party and any Subsidiary Undertaking of any such Parent Undertaking, in each case from time to time;

Agreed Form means, in relation to a document, the form of that document as initialled on the date of this Agreement for the purpose of identification by or on behalf of the Seller and the Purchaser (in each case with such amendments as may be agreed in writing by or on behalf of the Seller and the Purchaser);

Available Capacity means capacity that is available from a unit as determined by the procedures set forth in Schedule 11;

Base Case Payout means US$83 million in respect of each Earnout Period;

Business Day means a day other than a Saturday or Sunday or public holiday in England and Wales and the Republic of Kazakhstan on which banks are open in London and Almaty for general commercial business;

Calculation of the Initial Price has the meaning given in clause 2.1;

Cash means, in relation to each Group Company, the aggregate of its cash (whether in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation) and its cash equivalents (including short-term investments such as certificates of deposit, as illustrated in Part B of Exhibit 2), including all interest accrued thereon, as at Closing;

Claim means any claim under or for breach of this Agreement (other than a claim for non-payment of any payment required to be made under the Financial Adjustments), Schedule 8, or clause 9.1(d), including any claim for breach of the Seller Warranties or in respect of an indemnity given by the Seller;

Closing means completion of the sale and purchase of the Shares in accordance with the provisions of this Agreement;

Closing Date has the meaning given in clause 4.1;

Closing Statement has the meaning given in Schedule 9;

Companies means AES Kazakhstan Holdings BV, AES Ekibastuz Holdings BV and Emerging Energy Investments & Holdings BV;

Conditions mean the conditions to Closing set out in clause 3.1;

Confidential Information has the meaning given in clause 16.1;

Connected Persons has the meaning given in clause 23;

Costs means losses, damages, costs (including reasonable legal costs) and expenses (including taxation), in each case of any nature whatsoever;

Data Room means the data room comprising the documents and other information relating to the Kazakh Business made available by the Seller via the Project Harp datasite hosted by Merrill Corporation that are recorded on the CDs and/or DVDs initialled by or on behalf of the Sellers and the Purchaser and certified as accurate by Merrill Corporation;

Default Interest means interest at LIBOR plus three (3) per cent;

Disclosure Letter means the letter from the Seller to the Purchaser executed and delivered immediately before the signing of this Agreement;

Dispute has the meaning given to it in clause 31.2;

Earnout Consideration has the meaning given to it in Schedule 7;

Employees means the employees of the Group Companies immediately prior to Closing, excluding any employees of AES or any Affiliate of AES who are seconded to any Group Companies;

Encumbrance means any encumbrances including any mortgage, pledge, charge, lien, deposit or assignment by way of security, bill of sale, option or right of pre-emption, entitlement to beneficial ownership (including usufruct and similar entitlements), any provisional or executional attachment and any interest or right held, or claim that could be raised, by a third party;

Environment means all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water (including surface waters, underground waters, groundwater, and water within any natural or man-made structure), land (including land under water, surface land and sub-surface land), flora, fauna and ecosystems;

Environmental Consents means any material permit, licence, authorisation, approval or consent required under Environmental Laws for or in connection with the carrying on of the Kazakh Business or the use of, or any activities or operations carried out at, any Property;

Environmental Laws means all international, European Union, national, state, federal, regional or local laws (including common law, statute law, civil and criminal law) which are in force and binding at the date of this Agreement, to the extent that they relate to Environmental Matters;

Environmental Matters means all matters relating to the pollution or protection of the Environment;

Estimated Cash has the meaning given to it in Clause 2.1;

Estimated External Debt has the meaning given to it in Clause 2.1;

Estimated Reviewed Line Item Amount means the amount of any line item set out in Part B of Exhibit 3 (and no others) in relation to each Target Company as shown in 30 September 2007 Accounts;

Exchange Rate means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid-point) for that currency into dollars on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, the rate quoted by Barclays Bank plc as at the close of business in London on such date;

External Counsel Opinion has the meaning given to it in clause 24.1 of the Agreement;

External Debt means, in relation to each Group Company, the aggregate of the Financial Debt owed by that Group Company as at Closing (together with any accrued interest) to any banking, financial, acceptance credit, lending or other similar institution or organisation which, in each case, is not a member of the Seller Group; for the avoidance of doubt, neither Inter-Company Payables (and any interest thereon) nor any items to be treated as creditors in the Total Reviewed Line Items Amount constitute External Debt;

Fairly Disclosed means in relation to any matter disclosure which is fair in the context of the other disclosures in respect of that matter taken as a whole;

Final Price means the Initial Price adjusted in accordance with the Financial Adjustments;

Financial Adjustments means any adjustment(s) required in accordance with Part D of Schedule 9;

Financial Debt means borrowings and indebtedness in the nature of borrowing (including but not limited to by way of acceptance credits, third party borrowings, non-recourse finance, liabilities under finance leases, hire purchase arrangements, factored debts, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending or other similar institution or organisation;

Force Majeure has the meaning ascribed to it in the Management Agreement;

Governmental Entity means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

Group Companies means the Companies and the Target Companies and a Group Company mean any of them;

Guaranteed Obligations has the meaning given to it in clause 25.1;

IFRS means the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee;

Initial Price means the cash price payable on Closing under clause 2.1;

Intellectual Property Rights means patents, trade marks, service marks, logos, trade names, internet domain names, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in designs, rights in get-up, rights in inventions, rights in know-how and other intellectual property rights, in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world and registered includes registrations and applications for registration;

Inter-Company Debt means any Inter-Company Payables and any Inter-Company Receivables (including but not limited to those items and amounts set out in Part D of Exhibit 2);

Inter-Company Payables means, in relation to each Group Company, any amounts owed as at Closing by that Group Company to any member of the Seller Group (including in respect of inter-company charges), together with accrued interest, if any, up to the date of Closing on the terms of the applicable debt;

Inter-Company Receivables means, in relation to each Group Company, any amounts owed as at Closing to that Group Company by any member of the Seller Group (including in respect of inter-company charges) together with accrued interest, if any, up to the date of Closing on the terms of the applicable debt;

Inter-Company Trading Debt means all amounts owed, outstanding or accrued in the ordinary course of trading, including any VAT arising on such amounts, as between any member of the Seller Group and any Group Company in respect of inter-company trading activity and the provision of services, facilities and benefits between them;

Kazakh Business means the business carried on by the Group Companies in Kazakhstan;

Liabilities means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent or ascertained or unascertained and whether owed or incurred severally or jointly or as principal or surety;

LIBOR means the display rate per annum of the offered quotation for deposits in dollars for a period of one month which appears on the appropriate page of the Reuters Screen (or such other page as the parties may agree) at or about 11.00 a.m. London time on the date on which payment of the sum under this Agreement was due but not paid;

Low Case Payout  means US$60 million in respect of each Earnout Period;

Management Agreement means a management agreement between AES Ekibastuz LLP, AES Maikuben LLP, Maikuben West LLP, the Manager and the Purchaser of even date herewith in the agreed form;

Manager has the meaning given to it in the Management Agreement;

Management Expenses has the meaning given to it in the Management Agreement;

Non-Kazakh Group Companies means the Companies, AES Suntree Power Ltd., Kilcormac Trading Ltd and Electric Power Holding VOF;

Notice of Dispute has the meaning given in clause 31.2;

Owners has the meaning given to it in the Management Agreement;

Parent has the meaning given to it in the Management Agreement;

Parent Undertaking has the meaning ascribed to it in the definition of Subsidiary Undertaking below;

Properties means the freehold and leasehold interests of the Group Companies;

Proposed Transactions means the transactions contemplated by the Transaction Documents;

Purchaser’s Bank Account means the Purchaser’s bank account details of which are advised by the Purchaser to the Seller in writing no later than 10 Business Days before Closing;

Purchaser Group means the Purchaser and its Affiliates from time to time;

Purchaser’s Warranties means the warranties given by the Purchaser pursuant to Schedule 3;

Reorganisation means the reorganisation of the Seller’s holding of the Group Companies, as such reorganisation is specified in Exhibit 5;

Representatives has the meaning given in clause 16.1;

Reviewed Line Item Amount means the amount of any line item set out in Part B of Exhibit 3 (and no others) in relation to each Target Company as shown in the reviewed accounts for 30 September 2007;

Seller Group means the Seller and its Affiliates from time to time but excluding the Group Companies;

Seller’s Bank Account means the Seller’s bank account details of which are advised by the Seller to the Purchaser in writing no later than 10 Business Days before Closing;

Seller Warranties means the warranties given by the Seller pursuant to clause 7;

Shares means all the issued share capital of each of the Companies;

Subsidiary Undertaking means, in relation to an undertaking (the Parent Undertaking), any other undertaking in which the Parent Undertaking (or persons acting on its or their behalf) for the time being directly or indirectly holds or controls either:

(a)                                  a majority of the voting rights exercisable at general meetings of the members of that undertaking on all, or substantially all, matters; or

(b)                                 the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of that undertaking on all, or substantially all, matters, and any undertaking which is a Subsidiary Undertaking of another undertaking shall also be a Subsidiary Undertaking of any further undertaking of which that other is a Subsidiary Undertaking;

Surviving Provisions means clauses 15 (Announcements), 16 (Confidentiality), 17 (Non-Solicitation), 18 (Assignment), 20 (Costs), 21 (Notices), 22 (Conflict with other Agreements), 23 (Whole Agreement), 24 (Waivers, Rights and Remedies), 28 (Variations), 29 (Invalidity), 30 (No Third Party Enforcement Rights), 31 (Governing law and Jurisdiction) and Schedule 10 (Definitions and Interpretation);

Target Companies means the companies which are listed in Schedule 1 and Target Company means any of them;

Tariff Freeze means (i) a reduction in tariffs for the sale of electricity and/or the sale price of coal (either of general or specific application) and/or (ii) the imposition of a levy, or surcharge or other cost or the increase of existing costs in each case following a non-binding request from any Government Entity which the Parent requires or requests the Manager to implement pursuant to clause 3.26B of the Management Agreement.

tax or taxation includes, without limitation, (a) taxes on gross or net income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any excise, property, value added, sales, use, occupation, transfer, franchise and payroll taxes and any national insurance or social security contributions, and any payment whatsoever which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person;

Title Warranties means the warranties set out in clauses 7.2(a), (insofar as it relates to corporate authorisations), 7.2(b)(i), 7.2(e) and 7.2(g) above and Title Warranty means any of them;

Total Consideration has the meaning given to it in clause 2.7;

Total Estimated Reviewed Line Items Amount means the aggregate amount of each of the line items set out in Part B of Exhibit 3 (and no others) in relation to each Target Company as shown in the reviewed accounts for 30 September 2007;

Total Estimated Reviewed Line Items Amount means $24,625,386;

Transaction Documents means this Agreement, the Disclosure Letter, the Management Agreement and any other documents in Agreed Form;

Unconditional Date has the meaning given in clause 3.6;

undertaking means a body corporate, corporation or partnership or an unincorporated association carrying on trade or a business with or without a view to profit.  In relation to an undertaking which is not a company, expressions in this Agreement appropriate to companies are to be construed as references to the corresponding persons, officers, documents or organs (as the case may be) appropriate to undertakings of that description;

US GAAP means the generally accepted accounting principles and practices applicable in the United States of America; and

Working Hours means 9.30 a.m. to 5.30 p.m. in the relevant location on a Business Day.

2.                                       Interpretation.  In this Agreement, unless the context otherwise requires:

(a)                                  references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)                                 headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)                                  references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(d)                                 references to U.S. dollars or dollars or $ are references to the lawful currency from time to time of the United States of America;

(e)                                  for the purposes of applying a reference to a monetary sum expressed in dollars, an amount in a different currency shall, unless otherwise expressly provided in this Agreement, be deemed to be an amount in dollars translated at the Exchange Rate at the relevant date (which in relation to a Claim, shall be the date of the receipt of notice of that Claim under Schedule 2);

(f)                                    any statement in this Agreement qualified by the expression so far as the Seller is aware or to the best of the Seller’s knowledge or any similar expression shall be deemed only to be made on the basis of the actual knowledge, at the date of this Agreement, of the following persons and in each case in respect only of the clauses identified below against their respective names and shall carry no requirement to make enquiries of any other person:

Name	Clauses
Igor Sergeev	7.2 (f)

Igor Sergeev	7.2 (h)

Fernando Gonzalez	7.2 (m)

Fernando Gonzalez / Igor Sergeev	7.2 (n)

Igor Sergeev / Mike Jonagan	7.2 (t)

Igor Sergeev	7.2 (u)

Igor Sergeev	7.2 (v)

Igor Sergeev/Mike Jonagan	Schedule 2 paragraph 8

(g)                                 any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(h)                                 any reference in this Agreement to a time of day shall refer to London time unless stated otherwise.

3.                                       Enactments.  Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described in (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of the Seller or the Purchaser (or any person on whose behalf it is acting as agent pursuant to this Agreement) under this Agreement.

4.                                       Schedules.  The Schedules comprise schedules to this Agreement and form part of this Agreement.

5.                                       Inconsistencies.  Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

SIGNATURE

This Agreement is signed by duly authorised representatives of the parties:

SIGNED	)	SIGNATURE:
for and on behalf of	)
ANTURIE BETEILIGUNGSVERWALTUNGS	)	NAME:	FERNANDO O.
GmbH	)		GONZALEZ

SIGNED	)	SIGNATURE:
for and on behalf of	)
KAZAKHMYS POWER B.V.	)	NAME:	OLEG NOVACHUK

SIGNED	)	SIGNATURE:
for and on behalf of	)
KAZAKHMYS PLC	)	NAME:	OLEG NOVACHUK